Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

INVESTAR HOLDING CORPORATION

and

WICHITA FALLS BANCSHARES, INC.

Dated as of July 1, 2025

Exhibit A – Form of Bank Merger Agreement

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Director Support Agreement

Exhibit D – Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of July 1, 2025, by and between Investar Holding Corporation, a Louisiana corporation (“Investar”), and Wichita Falls Bancshares, Inc., a Texas corporation (“WFB” and, together with Investar, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Investar owns all of the issued and outstanding shares of capital stock of Investar Bank, National Association, a national banking association with its main office in Baton Rouge, Louisiana (“Investar Bank”);

WHEREAS, WFB owns all of the issued and outstanding shares of capital stock of First National Bank, a national banking association with its main office in Wichita Falls, Texas (“FNB”);

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for in this Agreement in which WFB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Investar (the “Merger”), with Investar as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as consideration for the Merger, Investar will issue shares of Investar common stock to the former WFB shareholders in exchange for all of the issued and outstanding capital stock of WFB;

WHEREAS, the Parties intend that, immediately following the Merger, FNB will merge with and into Investar Bank, with Investar Bank surviving the merger, on the terms and conditions set forth in the Agreement and Plan of Bank Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, as an inducement to Investar to enter into this Agreement, each director, executive officer of WFB have entered into a voting agreement, substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with Investar (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of WFB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreements;

WHEREAS, as a further inducement to Investar’s willingness to enter into this Agreement, each director of WFB who is not also an employee of WFB or any of its Subsidiaries has entered into a director support agreement, substantially in the form attached hereto as Exhibit C, dated as of the date hereof, with Investar (each a “Director Support Agreement” and collectively, the “Director Support Agreements”), containing, with certain permitted exceptions, non-solicitation and non-competition obligations;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that each of the Merger and the Bank Merger (as defined herein) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for each of the Merger and the Bank Merger for purposes of Sections 354 and 361 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Louisiana Business Corporation Act (the “LBCA”), at the Effective Time, WFB will merge with and into Investar pursuant to the terms of this Agreement. Investar will be the Surviving Company in the Merger and will continue its existence as a corporation under the laws of the State of Louisiana. As of the Effective Time, the separate corporate existence of WFB will cease.

Section 1.02    Articles of Incorporation and Bylaws; Officers and Directors.

(a)    At the Effective Time, the articles of incorporation of Investar in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable Law. The bylaws of Investar in effect immediately prior to the Effective Time will be the bylaws of the Surviving Company until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b)    The directors of Investar in office immediately prior to the Effective Time will serve as the directors of the Surviving Company in accordance with the bylaws of the Investar, except as provided in Section 6.18 hereof.

(c)    The officers of Investar in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, will serve as the officers of the Surviving Company from and after the Effective Time in accordance with the bylaws of the Surviving Company.

Section 1.03    Bank Merger. Immediately following the Effective Time or on such later date as may be determined by Investar in its sole discretion, FNB will be merged (the “Bank Merger”) with and into Investar Bank in accordance with the Bank Merger Agreement and applicable Law, and Investar Bank will be the surviving bank (the “Surviving Bank”). The Bank Merger will have the effects as set forth under applicable Law. The board of directors of Investar Bank and FNB, respectively, have approved the Bank Merger Agreement and caused it to be executed and delivered on the date of this Agreement. Each of Investar and WFB has also approved the Bank Merger Agreement in its capacity as sole shareholders of Investar Bank or FNB, as applicable.

Section 1.04    Reservation of Right to Revise Structure. Investar may at any time and without the approval of WFB change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary or advantageous; provided, however, that no such change will (i) alter the nature or reduce the amount of the consideration to be issued to Holders as Merger Consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of the Holders after this Agreement has been approved by the Holders. In the event that Investar elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

CLOSING

Section 2.01    Effective Time; Closing.

(a)    Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger will become effective on the date and at the time (the “Effective Time”) specified in the certificates of merger issued by the Louisiana Secretary of State and the Texas Secretary of State (the “Certificates of Merger”). Unless otherwise mutually agreed by the Parties, the Effective Time will occur on a date to be determined by Investar within thirty-five (35) days of the date that all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which will be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b)    The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Business Day immediately preceding the Effective Time (such date, the “Closing Date”) by electronic exchange of documents, or at such place to which, or such other manner as, the Parties mutually agree.

Section 2.02    Actions to be Taken at the Closing by WFB. At the Closing, WFB will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to Investar such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including, without limitation, the items set forth below (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder).

(a)    True, correct and complete copies of the Articles of Incorporation of WFB, including all amendments thereto, duly certified as of a recent date by the Texas Secretary of State.

(b)    True, correct and complete copies of the Articles of Association of FNB, and all amendments thereto, duly certified as of a recent date by the OCC.

(c)    A certificate of good standing, dated as of a recent date, issued by the Texas Secretary of State, duly certifying as to the existence and good standing of WFB under the laws of the State of Texas.

(d)    A certificate of good standing, dated as of a recent date, issued by the OCC, duly certifying as to authorization of FNB to transact the business of banking.

(e)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of WFB, pursuant to which such officer will certify: (i) the due adoption by the WFB Board of Directors of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the WFB shareholders of this Agreement; and (iii) the incumbency and true signatures of those officers of WFB duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of WFB attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(f)    A certificate, dated as of the Closing Date, executed by an executive officer of WFB, acting solely in his or her official capacity, pursuant to which WFB will certify, to the Knowledge of WFB, that WFB has satisfied the conditions set forth in Section 7.03(a), Section 7.03(b), and Section 7.03(c) of this Agreement.

(g)    (i) an affidavit issued by WFB dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of WFB, in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445(b)(3), stating that WFB is not and has not been a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii) and (ii) a notice from WFB to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(h)    A bring down letter from the applicable director and/or executive officer of WFB and FNB with respect to each Claims Letter provided pursuant to Section 6.19.

(i)    All other documents required to be delivered to Investar by WFB under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.

Section 2.03    Actions to be Taken at the Closing by Investar. At the Closing, Investar will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to, or cause to be delivered to, WFB such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to WFB’s obligations to close hereunder).

(a)    True, correct and complete copies of the Articles of Incorporation of Investar, including all amendments thereto, duly certified as of a recent date by the Louisiana Secretary of State.

(b)    True, correct and complete copies of the Articles of Association of Investar Bank, and all amendments thereto, duly certified as of a recent date by the OCC.

(c)    A certificate of good standing, dated as of a recent date, issued by the Louisiana Secretary of State, duly certifying as to the existence and good standing of Investar under the laws of the State of Louisiana.

(d)    A certificate of good standing, dated as of a recent date, issued by the OCC, duly certifying as to authorization of Investar Bank to transact the business of banking.

(e)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar, pursuant to which such officer will certify: (i) the due adoption by the Board of Directors of Investar of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the Investar shareholders of this Agreement; and (iii)  the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of Investar attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(f)    A certificate, dated as of the Closing Date, executed by an executive officer of Investar pursuant to which Investar will certify, to the Knowledge of Investar, that Investar has satisfied the conditions set forth in Section 7.02(a), Section 7.02(b), and Section 7.02(c) of this Agreement.

(g)    All other documents required to be delivered to WFB by Investar under this Agreement, and all other documents, certificates and instruments as are reasonably requested by WFB or its counsel.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of WFB:

(a)    Each share of Investar Common Stock that is issued and outstanding immediately prior to the Effective Time will remain outstanding following the Effective Time and will be unchanged by the Merger.

(b)    Each share of WFB Common Stock owned directly by Investar, WFB, or any of their respective Subsidiaries (excluding shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time will be cancelled and retired at the Effective Time without any conversion thereof, and no payment will be made with respect thereto (the “WFB Cancelled Shares”).

(c)    Subject to Section 3.03, each share of WFB Common Stock (excluding WFB Cancelled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted, in accordance with the terms of this Article III, into and exchanged for the right to receive (i) the Per-Share Stock Consideration and (ii) the Per-Share Cash Consideration (the “Per-Share Merger Consideration”).

(d)    Notwithstanding anything in this Agreement to the contrary, each Holder will have such rights to dissent from the Merger and obtain payment of the fair value of his shares as are afforded to such Person by Chapter 10, Subchapter H of the Texas Business Organizations Code (“TBOC”). Each share of WFB Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the TBOC, is referred to herein as a “Dissenting Share.” If any holder of Dissenting Shares will effectively withdraw or lose his appraisal rights under the applicable provisions of the TBOC, each such Dissenting Share will cease to be a Dissenting Share and will be deemed to have been converted into and to have become exchangeable for, the right to receive the Per-Share Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 3.01(d). WFB will give Investar (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of WFB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by WFB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. WFB will not, except with the prior written consent of Investar, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

Section 3.02    Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of WFB Common Stock, when converted in accordance with Section 3.01, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares will thereafter represent only the right to receive (i) the Merger Consideration in accordance with this Article III and (ii) any dividends or distributions which the holder thereof has the right to receive under Section 3.07. At the Effective Time, the stock transfer books of WFB will be closed, and there will be no registration of transfers on the stock transfer books of WFB of shares of WFB Common Stock.

Section 3.03    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Investar Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, after aggregating all shares converted with respect to each such former holder of WFB Common Stock, Investar will pay to each former holder of WFB Common Stock otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average trading price of Investar Common Stock on NASDAQ for the five consecutive trading days ending on the last trading date preceding the Closing Date, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Investar Common Stock which such holder would otherwise be entitled to receive under Section 3.01(c).

Section 3.04    Plan of Reorganization. It is intended that the Merger and the Bank Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code for each of the Merger and the Bank Merger.

Section 3.05    Exchange Procedures. Prior to the Effective Time, Investar will appoint the Exchange Agent for the payment and exchange of the Merger Consideration. Investar will cause as promptly as practicable after the Effective Time, but in no event later than ten (10) Business Days after the Closing Date, the Exchange Agent to mail or otherwise cause to be delivered to each former holder of WFB Common Stock appropriate and customary transmittal materials, which will specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 3.06    Deposit and Delivery of Merger Considerati.

(a)    At or before the Effective Time, Investar will deposit with the Exchange Agent, for the benefit of the Holders, the Cash Consideration and evidence of shares in book entry representing the number of shares of Investar Common Stock in the Exchange Pool. Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such Letter of Transmittal, properly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or Investar, such former holder of WFB Common Stock will be entitled to receive the aggregate Per-Share Merger Consideration to which such former holder will have become entitled to receive in accordance with, and subject to, Section 3.01(c), of which the Per-Share Stock Consideration will be issued in book entry form. In the event any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by Investar or the Exchange Agent, the posting by such person of a bond in such amount as Investar or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Investar, as applicable, will issue in exchange for such lost, stolen or destroyed Certificate the aggregate Per-Share Merger Consideration to which such former holder will have become entitled to receive in accordance with, and subject to, Section 3.01(c), of which the Per-Share Stock Consideration will be issued in book entry form.

(b)    Any portion of the Merger Consideration that remains unclaimed by the shareholders of WFB for one (1) year after the Effective Time will be delivered by the Exchange Agent to Investar. Any former shareholder of WFB who has not theretofore complied with this Section 3.06 will thereafter look only to Investar for the Merger Consideration and any dividends or distributions on the Investar Common Stock deliverable to such former holder in respect of each share of WFB Common Stock such holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of WFB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Investar Common Stock would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Investar (and to the extent not in its possession will be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party will be liable to any former shareholder of WFB for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Investar and the Exchange Agent will be entitled to rely upon the stock transfer books of WFB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books will be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of WFB Common Stock represented by any Certificate or Book-Entry Share, Investar and the Exchange Agent will be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)    Investar or the Exchange Agent, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any former holder of WFB Common Stock such amounts as Investar is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld will be remitted to the appropriate Governmental Authority and upon such remittance will be treated for all purposes of this Agreement as having been paid to such former holder in respect of which such deduction and withholding was made by Investar or the Exchange Agent, as applicable.

Section 3.07    Rights of Certificate Holders after the Effective Time.

(a)    All shares of Investar Common Stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Investar in respect of the Investar Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares of Investar Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Investar Common Stock will be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there will be issued and/or paid to the holder of shares of Investar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Investar Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Investar Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b)    If any shares of Investar Common Stock are to be issued in a name other than that in which the Certificate(s) surrendered in exchange therefor is or are registered, it will be a condition of the issuance thereof that the Certificate(s) so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of shares of Investar Common Stock in any name other than that of the registered holder of the Certificate(s) surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Section 3.08    Anti-Dilution Provisions. If, prior to the Effective Time, the number of shares of Investar Common Stock issued and outstanding will be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the Effective Time, an appropriate and proportionate adjustment will be made to the Per-Share Stock Consideration to give holders of WFB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WFB

Except as set forth in the disclosure schedule delivered by WFB to Investar prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “WFB Disclosure Schedule”), WFB hereby represents and warrants to Investar as follows:

Section 4.01    Organization and Standing. Each of WFB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to WFB. WFB is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. FNB is a national banking association.

Section 4.02    Capital Stock.

(a)    The authorized capital stock of WFB consists solely of 1,000,000 shares of WFB Common Stock, par value $1.00 per share, 620,912 of which are issued and outstanding as December 31, 2024 and of the date hereof, respectively. There are no shares of WFB Common Stock held by any of WFB’s Subsidiaries or any tax-qualified employee benefit plan of WFB or its Subsidiaries. Except for the Convertible Subordinated Debt and the WFB Shareholders Agreement, there are no outstanding Rights of any kind issued or granted by, or binding upon, WFB to purchase or otherwise acquire any security of or equity interest in WFB, obligating WFB to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class.

(b)    WFB Disclosure Schedule Section 4.02(b) sets forth, as of the date hereof, the name and address, as reflected on the books and records of WFB, of each Holder, and the number and type of shares of WFB Common Stock held by each such Holder. The issued and outstanding shares of WFB Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any WFB shareholder. All shares of WFB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. There are no restrictions applicable to the payment of dividends on the shares of WFB Common Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c)    No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of WFB or FNB may vote are issued or outstanding. Set forth on WFB Disclosure Schedule Section 4.02(c) is a true, correct, and complete list of all trust preferred or subordinated debt securities of WFB or any Subsidiary of WFB that are issued and outstanding as of the date of this Agreement, including, with respect to each such security, the outstanding principal and interest as of April 30, 2025, maturity date, call date (if not currently callable), current interest rate, date of the next adjustment of interest rate (if any), and any right to convert to shares of WFB Common Stock. As of the date of this Agreement, neither WFB nor any Affiliate of WFB is deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by WFB or any of its Affiliates. WFB has administered all such debt securities in accordance with the terms thereof. WFB has made available to Investar true and correct copies of the forms of note or other evidence of indebtedness related to such debt securities.

(d)    Except for that certain Shareholders Agreement between WFB and its shareholders, dated February 17, 2005 (the “WFB Shareholders Agreement”), WFB is not subject to any agreements that provide holders of WFB Common Stock with rights as holders of WFB Common Stock that are in addition to those provided by WFB’s certificate of formation, WFB’s bylaws, or by applicable Law. An accurate and complete copy of the WFB Shareholders’ Agreement has been delivered by WFB to Investar.

Section 4.03    Subsidiaries.

(a)    WFB Disclosure Schedule Section 4.03(a) sets forth a complete and accurate list of all Subsidiaries of WFB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held, directly or indirectly, by WFB. With respect to the Subsidiaries of WFB (i) WFB owns, directly or indirectly, all of the issued and outstanding equity securities of each WFB Subsidiary, (ii) no equity securities of any of WFB’s Subsidiaries are or may become required to be issued (other than to WFB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to WFB or a wholly-owned Subsidiary of WFB), (iv) there are no contracts, commitments, understandings or arrangements relating to WFB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by WFB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by WFB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.

(b)    Neither WFB nor any of WFB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than FNB. Neither WFB nor any of WFB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 4.04    Corporate Power; Minute Books.

(a)    Each of WFB and its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets. WFB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite WFB Shareholder Approval.

(b)    WFB has made available to Investar a complete and correct copy of the certificate of formation and bylaws or equivalent organizational documents, each as amended to date, of WFB and each of its Subsidiaries, the minute books of WFB and each of its Subsidiaries, and the stock ledgers and stock transfer books of WFB and each of its Subsidiaries. Neither WFB nor any of its Subsidiaries is in violation of any of the terms of its certificate of formation, bylaws or equivalent organizational documents. The minute books of WFB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of WFB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of WFB and each of its Subsidiaries.

Section 4.05    Corporate Authority. Subject only to the receipt of the Requisite WFB Shareholder Approval at the WFB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of WFB and the board of directors of WFB on or prior to the date hereof. The board of directors of WFB, by resolutions adopted at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of WFB and its shareholders and declared the Merger to be advisable; (ii) approved this Agreement and the transactions contemplated hereby; (iii) recommended that the shareholders of WFB adopt and approve this Agreement and the transactions contemplated hereby; and (iv) directed that this Agreement be submitted to WFB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite WFB Shareholder Approval in accordance with the TBOC and WFB’s certificate of formation and bylaws, no other vote or action of the shareholders of WFB is required by Law, the certificate of formation or bylaws of WFB or otherwise to approve this Agreement and the transactions contemplated hereby. WFB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Investar, this Agreement is a valid and legally binding obligation of WFB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).

Section 4.06    Regulatory Approvals; No Defaults.

(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by WFB or any of its Subsidiaries in connection with the execution, delivery or performance by WFB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, and the TDB and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing by Investar with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the articles or certificate of merger with the OCC, the Secretary of State of the State of Louisiana and Texas or other applicable Governmental Authorities to cause the Merger and the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Investar Common Stock pursuant to this Agreement (the “Investar Common Stock Issuance”) and approval of listing of such Investar Common Stock on Nasdaq.

(b)    Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite WFB Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by WFB do not and will not (1) constitute a breach or violation of, or a default under, the certificate of formation, bylaws or similar governing documents of WFB or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WFB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a Material Adverse Effect on WFB or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of WFB or any of its Subsidiaries or to which WFB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a Material Adverse Effect on WFB or result in a material financial penalty.

(c)    As of the date hereof, WFB has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 7.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.07    Financial Statements; Internal Controls.

(a)    WFB has previously delivered or made available to Investar true, correct, and complete copies of WFB’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2024, 2023 and 2022, accompanied by the unqualified audit reports of Eide Bailly LLP, independent registered accountants (the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements, as of and for the quarter ended March 31, 2025 (the “Unaudited Financial Statements,” and collectively and together with the Audited Financial Statements and any unaudited financial statements delivered pursuant to Section 6.08(c), the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of WFB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of consolidated statements of changes in stockholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to WFB), and (iii) the absence of notes and schedules as permitted by GAAP (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than WFB’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of WFB. The audits of WFB have been conducted in accordance with GAAP. Since December 31, 2024, neither WFB nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2024 that are not required by GAAP to be reflected in the Financial Statements.

(b)    The records, systems, controls, data and information of WFB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WFB or its Subsidiaries or accountants (including all means of access thereto and therefrom). WFB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. WFB has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of WFB (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect WFB’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in WFB’s internal control over financial reporting.

(c)    Since January 1, 2021, neither WFB nor any of its Subsidiaries nor, to WFB’s Knowledge, any director, officer, employee, auditor, accountant or representative of WFB or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of WFB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that WFB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.08    Regulatory Reports. Since January 1, 2021, WFB and its Subsidiaries have timely filed with the FRB, the OCC, the TDB, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws, together with any amendments required to be made with respect thereto, and have paid all fees and assessments due and payable in connection therewith, and all such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws. Except as set forth on WFB Disclosure Schedule Section 4.08, and other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified WFB or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of WFB, threatened an investigation into the business or operations of WFB or any of its Subsidiaries since January 1, 2021. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of WFB or any of its Subsidiaries.

Section 4.09    Absence of Certain Changes or Events. The Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2023, (a) WFB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to WFB, and (c) neither WFB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 6.01.

Section 4.10    Legal Proceedings.

(a)    Since January 1, 2021, there have been no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of WFB, threatened against WFB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which WFB or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no material injunction, order, judgment or decree or regulatory restriction imposed upon WFB or any of its Subsidiaries, or the assets of WFB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates), and neither WFB nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgment or decree that is generally applicable to all Persons in businesses similar to that of WFB or any of WFB’s Subsidiaries.

Section 4.11    Compliance with Laws.

(a)    Each of WFB and its Subsidiaries is, and has been since January 1, 2021, in compliance in all material respects with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2021, neither WFB nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. The boards of directors of WFB and its Subsidiaries have adopted, and WFB and its Subsidiaries, as applicable, have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, and that has not been deemed ineffective by any Governmental Authority.

(b)    FNB has a Community Reinvestment Act rating of not less than “satisfactory” in its most recent completed exam, has received no oral or written criticism from regulators with respect to discriminatory lending practices and, to the Knowledge of WFB, there are no conditions, facts or circumstances, or pending investigations, that could result in a downgrade of FNB’s Community Reinvestment Act rating to less than “satisfactory” or criticism from regulators or consumers with respect to discriminatory practices. Neither WFB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters.

(c)    WFB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to WFB’s Knowledge, no suspension or cancellation of any of them is threatened.

(d)    Neither WFB nor any of its Subsidiaries has received, since January 1, 2021, written or, to WFB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces, (ii) indicating the initiation of, or the pending initiation of, any proceeding or investigation into the business or operations of WFB or any of its Subsidiaries, or (iii) threatening to revoke any license, franchise, permit or governmental authorization (nor to the WFB’s Knowledge do any grounds for any of the foregoing exist).

(e)    Neither WFB nor any of its Subsidiaries (nor, to the Knowledge of WFB, any of their respective directors, executives, officers, employees or representatives) (i) used any corporate funds of WFB or any of its Subsidiaries or any of their respective affiliates for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of WFB or any of its Subsidiaries or any of their respective affiliates, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for WFB or any of its Subsidiaries or any of their respective affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the WFB or any of its Subsidiaries or any of their respective affiliates, (v) established or maintained any unlawful fund of monies or other assets of WFB or any of its Subsidiaries or any of their respective affiliates, (vi) made any fraudulent entry on the books and records of WFB or any of its Subsidiaries or any of their respective affiliates or (vii) violated or is in violation of the Money Laundering Laws. No action, suit or proceeding by or before any Governmental Entity or any arbitrator involving WFB or any of its Subsidiaries or any of their respective affiliates with respect to the money laundering Laws is pending or, to the Knowledge of WFB, threatened, and there are no conditions, facts or circumstances that could result in WFB or any of its Subsidiaries being deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC or any other applicable money laundering Law.

(f)    Except as required by the Bank Secrecy Act, to the Knowledge of the WFB, no employee of WFB or any of its Subsidiaries or their respective affiliates has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by WFB or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither WFB nor any of its Subsidiaries, nor any officer, employee, contractor, subcontractor or agent of WFB or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of WFB or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(g)    Except where such disclosure is prohibited by applicable Law, there: (i) is no written, or to the Knowledge of WFB, oral unresolved violation or exception by any Governmental Authority relating to any examinations or inspections of WFB or any of its Subsidiaries; (ii) have been no written, or to the Knowledge of WFB, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of WFB or any of its Subsidiaries since January 1, 2021; and (iii) is not any pending or, to the Knowledge of WFB, threatened, nor has any Governmental Authority indicated an intention to conduct, any investigation or review of the WFB or any of its Subsidiaries.

(h)    WFB and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Investar or Investar Bank under to this Agreement and the other transactions contemplated hereby. As used in this Section 4.11(h), “IIPI” means any information relating to an identified or identifiable natural person, including “personally identifiable financial information” as that term is defined in 12 CFR Part 1016. WFB and its Subsidiaries have adopted and maintain privacy policies regarding the collection and use of IIPI, and such collection and use of such IIPI and the transfer of such IIPI to Investar or Investar Bank comply with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and, in each case, the rules and regulations promulgated thereunder, and all other applicable state, federal and foreign privacy Laws and with any contract or industry standard relating to privacy.

Section 4.12    WFB Material Contracts; Defaults.

(a)    Other than the WFB Benefit Plans and except as set forth in WFB Disclosure Schedule Section 4.12(a), neither WFB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of WFB or any of its Subsidiaries to indemnification from WFB or any of its Subsidiaries other than as provided in the certificate of formation, bylaws or similar governing documents of WFB or its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of WFB or its respective Subsidiaries; (iii) related to the borrowing by WFB or any of its Subsidiaries of money or any guaranty of any obligation for the borrowing of money, other than deposits of FNB, endorsements made for collection, repurchase or resell agreements, letters of credit or guaranties made in the ordinary course of business; (iv) which provides for payments to be made by WFB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of real property or personal property; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $100,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by WFB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Company or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of WFB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Investar or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (xi) pursuant to which WFB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xii) with respect to the employment or compensation of any directors, officers or employees (whether current or for which liability remains outstanding) of WFB or any of its Subsidiaries; (xiii) which, upon the execution or delivery or shareholder adoption of this Agreement, or the consummation of the transactions contemplated hereby, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefit (whether change-of-control, severance pay or otherwise) becoming due from WFB, the Surviving Company or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment or benefit to such Person upon a change-of-control; (xiv) the liabilities or benefits of which will be increased, or the vesting of benefits or payments of which will be accelerated, or funding required, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from WFB or any of its Subsidiaries and that is material; (xvi) to which any Governmental Authority is a party; (xvii) which provide for payments or benefits which, together with other payments or benefits payable to such Person, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code or which provides for a “gross up” or indemnification for Taxes; (xviii) that are Recourse Agreements; (xix) which relates to the solicitation, origination and/or servicing of mortgages, excluding Loan documents; (xx) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement; or (xxi) that is not otherwise described in clauses (i)-(xx) and would be considered a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a) is listed in WFB Disclosure Schedule Section 4.12(a), and is referred to herein as a “WFB Material Contract.” WFB has previously made available to Investar true, complete and correct copies of each such WFB Material Contract, including any and all amendments and modifications thereto.

(b)    Each WFB Material Contract is valid and binding on WFB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that WFB hereby represents and warrants that, to its Knowledge, each WFB Material Contract is duly executed by all such parties), subject to the Enforceability Exception; and neither WFB nor any of its Subsidiaries is in default under any WFB Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by WFB or any of its Subsidiaries is currently outstanding.

(c)    WFB Disclosure Schedule Section 4.12(c) sets forth a true and complete list of all WFB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by WFB of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

(d)    With respect to any material agreement, commitment, arrangement, lease, insurance policy or other instrument that is of a nature that would be disclosed in WFB Disclosure Schedule Section 4.12(a) but for the fact that it is no longer valid or binding on WFB or any of its Subsidiaries, since January 1, 2021, neither WFB nor any of its Subsidiaries, nor to WFB’s Knowledge, any other party thereto, was in default or breach, nor did any event occur that, with the giving of notice or the passage of time or both, would have constituted a default or breach which would have given rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such material agreement, commitment, arrangement, lease, insurance policy or instrument to which it is a party, by which its assets, business, or operations may have been bound or affected, or under which its assets, business, or operations received benefits.

Section 4.13    Agreements with Regulatory Agencies. Except as set forth on WFB Disclosure Schedule Section 4.13, since January 1, 2021, neither WFB nor any of its Subsidiaries has been subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter, action plan or similar undertaking to, or a recipient of any extraordinary supervisory letter from, or subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “WFB Regulatory Agreement”) that restricts, has restricted or by its terms will in the future restrict, the conduct of WFB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has WFB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any WFB Regulatory Agreement. To WFB’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to WFB or any of its Subsidiaries except as related to routine regulatory exams in the Ordinary Course of Business.

Section 4.14    Brokers; Fairness Opinion. Neither WFB, nor any of its Subsidiaries, nor any of their respective officers and directors, has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that WFB has engaged, and will pay a fee or commission to Olsen Palmer LLC (“WFB Financial Advisor”), in accordance with the terms of a letter agreement between WFB Financial Advisor and WFB, a true, complete and correct copy of which has been previously delivered by WFB to Investar. WFB has received the opinion of the WFB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to Investar) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Per-Share Merger Consideration is fair, from a financial point of view, to the Holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.15    Employee Benefit Plans.

(a)    WFB Disclosure Schedule Section 4.15(a) sets forth a true and complete list of each WFB Benefit Plan. For purposes of this Agreement, “WFB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of WFB or any of its Subsidiaries (such current and former employees collectively, the “WFB Employees”), (ii) covering current or former directors of WFB or any of its Subsidiaries, or (iii) with respect to which WFB, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability, with respect to any “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA and whether or not in writing.

(b)    With respect to each WFB Benefit Plan, WFB has provided or made available to Investar true and complete copies of the following, to the extent applicable: (i) such WFB Benefit Plan and all amendments thereto (or a written summary of such WFB Benefit Plan where no plan document exists), (ii) any trust instruments and insurance contracts forming a part of any WFB Benefit Plan, (iii) the most current summary plan descriptions and summaries of material modifications, (iv) IRS Form 5500, including applicable schedules and reports required to be filed therewith for the three (3) most recently completed plan years, (v) the most recent IRS determination, opinion, or advisory letters with respect thereto, (vi) any correspondence from any Governmental Authority, and (vii) for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and material communications (e.g. award agreements, summary of benefits and coverage, employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5), and coverage and nondiscrimination testing data and results (e.g. under Code Sections 105(h), 125, 129, 410, 401(k), and 401(m), as applicable).

(c)    All WFB Benefit Plans are in compliance in all material respects, in form and operation, with all applicable Laws, including ERISA and the Code. Each WFB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“WFB 401(a) Plan”) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to WFB’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter, and nothing has occurred that would be expected to result in the WFB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All WFB Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to WFB’s Knowledge, threatened litigation or regulatory action relating to the WFB Benefit Plans. Neither WFB nor any of its Subsidiaries has engaged in a transaction with respect to any WFB Benefit Plan that could reasonably be expected to subject WFB or any of its Subsidiaries to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. No WFB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries, investigations, or proceedings pending or, to WFB’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any WFB Benefit Plan. Neither WFB nor any administrator or fiduciary of any WFB Benefit Plan (or any agent of any of the foregoing) that is an employee of WFB has engaged in any transaction, or acted or failed to act in any manner with respect to any WFB Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the WFB Benefit Plans has been made to WFB Employees that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(d)    Neither WFB nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of WFB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. WFB has not contributed to (or been obligated to contribute to) a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither WFB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA. Neither WFB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(e)    All contributions required to be made with respect to all WFB Benefit Plans have been timely made or accrued on WFB’s financial statements.

(f)    Except as set forth in WFB Disclosure Schedule Section 4.15(f), no WFB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any WFB Employee, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.

(g)    All WFB Benefit Plans that are group health plans have been operated in all material respects in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code, the employer mandate of Section 4980H of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising thereunder have occurred and no such liabilities are expected to be assessed.

(h)    Except as otherwise provided for in this Agreement or as set forth in WFB Disclosure Schedule Section 4.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any WFB Employee to retention or other bonuses, non-competition payments, or any other payment, (ii) entitle any WFB Employee to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable under any of the WFB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the WFB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of WFB or, after the consummation of the transactions contemplated hereby, Investar or any of its Subsidiaries, to merge, amend or terminate any of the WFB Benefit Plans.

(i)    Each WFB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. Neither WFB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a WFB Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(j)    No WFB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither WFB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

(k)    WFB has made available to Investar copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

Section 4.16    Labor Matters.

(a)    Except as disclosed on WFB Disclosure Schedule Section 4.16(a), since January 1, 2021, (i) there has not been any union representation or any labor strike, dispute, work stoppage, lockout, or union organizational campaign pending or, to the Knowledge of WFB, threatened, against WFB or any of its Subsidiaries; (ii) WFB and its Subsidiaries have been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices (including discrimination, harassment, and retaliation), terms and conditions of employment, immigration, workers’ compensation, occupational safety and health requirements, employee classification, plant closings, mass layoffs, wages and hours, withholdings and deductions, disability rights or benefits, equal opportunity, labor relations, concerted activity, employee leave issues and unemployment insurance and related matters; and (iii) there are not and have not been any pending, or, to the Knowledge of WFB, threatened, charges or claims against WFB or any of its Subsidiaries or any of their respective current or former officers, directors, or employees, before any Governmental Authority (including, without limitation, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board or any other federal, state or local agency responsible for the prevention or evaluation of unlawful employment practices); (iv) neither WFB nor any of its Subsidiaries has received written notice of an intent by any such Governmental Authority to investigate such entity and, to the Knowledge of WFB, no such investigation is contemplated; (v) all individuals who have provided services to WFB or any of its Subsidiaries have at all times been accurately classified by such entity with respect to such services as common law employees, leased employees, independent contractors or agents, have been properly classified as exempt or non-exempt employees; and have been properly compensated accordingly, as required by applicable Law; and (vi) WFB and its Subsidiaries are in material compliance with and have effectuated a “mass layoff,” “plant closing,” “relocation” or “termination,” nor incurred any liability or obligation under, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any state or local equivalent Law that remains unsatisfied.

(b)    WFB Disclosure Schedule Section 4.16(b) sets forth a true, correct and complete list of all individuals employed or engaged by the Company as of the date hereof, including: (i) name; (ii) job title; (iii) principal work location; (iv) job classification (exempt/non-exempt/contractor); (v) full or part-time status; (vi) whether active, on a leave of absence (including the nature of the leave and anticipated return to work date) or on layoff status; (vii) method and rate of compensation (including salary or hourly rate, bonus eligibility, commission, incentive pay and/or any other compensation opportunity); (viii) accrued vacation or other paid time off; (ix) any severance pay or other benefit or right upon termination of employment; and (x) whether said employment is subject to any written agreements, including employment agreements, restrictive covenant agreements, equity or incentive agreements, bonus agreements, labor contracts, change of control agreements, or other written terms.  To WFB’s Knowledge, no officer or, to the extent related to their service to WFB or its Subsidiaries, former officer of WFB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.

(c)    WFB Disclosure Schedule Section 4.16(c) sets forth a true, correct and complete list of any employee terminated from WFB or any of its Subsidiaries within the twelve (12) months preceding the date hereof, including the information described in (i) through (v) above, and the date of and reason for termination. All severance, settlement, or other obligations to any former employee of WFB and its Subsidiaries have been fully satisfied.

(d)    WFB has delivered to Investar true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of employees of WFB and its Subsidiaries, as well as all written agreements (including all amendments and modifications thereto) required to be identified in WFB Disclosure Schedule Section 4.16(b).

Section 4.17    Environmental Matters. WFB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of WFB, threatened against WFB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by WFB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither WFB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by WFB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to WFB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) there are no underground storage tanks on, in or under any property currently owned, operated or leased by WFB or any of its Subsidiaries. WFB has made available to Investar all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Substances, reports and other material environmental documents related to any immovable property owned by WFB or its Subsidiaries, including non-residential other real estate, and any immovable property formerly owned or operated by WFB or any of its Subsidiaries or any of their respective predecessors. To the WFB’s Knowledge, neither WFB nor any of its Subsidiaries has made or participated in any Loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such Loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Substances at a site owned, leased or operated by such Person on any property securing such Loan.

Section 4.18    Tax Matters.

(a)    Each of WFB and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by WFB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither WFB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither WFB nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where WFB or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of WFB or any of its Subsidiaries.

(b)    WFB and each of its Subsidiaries have collected or withheld and paid over to the appropriate Governmental Authority all amounts of Taxes required to have been collected or withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party, and Taxes required to be collected or withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under state, local, or foreign Law.

(c)    No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing, in each case, with respect to Taxes of WFB or any of its Subsidiaries. Neither WFB nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where WFB or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against WFB or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against WFB or any of its Subsidiaries, and neither WFB nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(d)    WFB has delivered or made available to Investar true, correct and complete copies of all income and other material Tax Returns filed with respect to WFB or any of its Subsidiaries with regards to any and all Taxes, and of all examination reports and statements of deficiencies assessed against or agreed to by WFB or any of its Subsidiaries, in each case for which the statute of limitations has not expired and any material correspondence with Governmental Authorities with respect to such Tax Returns.

(e)    Neither WFB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither WFB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation, sharing agreement or similar agreement pursuant to which it has any material obligation to any Person with respect to Taxes. Neither WFB nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was WFB), or (ii) has any liability for the Taxes of any Person (other than WFB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(f)    The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by WFB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2024, neither WFB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Since the most recent Financial Statements, neither WFB nor any of its Subsidiaries has made or is subject to any amendment or other change to any Tax Return, election, agreement, method, practice, or principle regarding Taxes (other than any change resulting from changes in applicable Law).

(g)    Neither WFB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)    Since January 1, 2021, neither WFB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(i)    Neither WFB nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b)(1) of the Regulations in any tax year.

(j)    Neither WFB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k)    Neither WFB nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(l)    Set forth in WFB Disclosure Schedule Section 4.18(l) are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of WFB and each of its Subsidiaries. Except as set forth on WFB Disclosure Schedule Section 4.18(l), none of those carryforwards are, as of the Closing Date and without giving effect to the Merger, presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax Law.

(m)    Neither WFB nor any of its Subsidiaries (i) has been a member of a combined, consolidated, affiliated, or unitary group Tax purposes (other than a group the common parent of which was WFB), and (ii) has any liability for the Taxes of any Person (other than the WFB or any of its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of law, by contract or otherwise.

(n)    Neither WFB nor any of its Subsidiaries filed a Tax Return claiming Employee Retention Credits created under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136.

(o)    Neither WFB nor any of its Subsidiaries owns any equity interest in any Person classified as a Partnership for Tax purposes.

(p)    WFB made an election to be treated as an S corporation under Subchapter S of the Code effective January 1, 1998 (“S Election Date”); such election was revoked by WFB in the manner permitted under section 1362 of the Code effective January 1, 2024 (“Revocation Date”); and such election at all times remained validly in effect from the S Election Date through the Revocation Date. Effective as of the S Election Date, WFB made a valid election for FNB to be taxed as a qualified subchapter S subsidiary (within the meaning of section 1361(b)(3)(B) of the Code), and such election at all times remained validly in effect from the S Election Date through the Revocation Date. With respect to each Subsidiary of WFB (other than FNB) owned by WFB at any time between the S Election Date and the Revocation Date, WFB made a valid election for each such Subsidiary to be taxed as a qualified subchapter S subsidiary, effective as of the later of the S Election Date and the date on which WFB acquired such Subsidiary, and such election at all times remained validly in effect from such effective date through the Revocation Date. Neither WFB, nor any Subsidiary or shareholder of WFB, has taken any action that would cause WFB to cease being an S corporation within the meaning of section 1361 of the Code or any such Subsidiary to cease being a qualified subchapter S subsidiary within the meaning of section 1361(b)(3)(B) of the Code. Neither WFB nor FNB has any potential liability for any Tax under section 1374 of the Code.

(q)    For any tax year of WFB beginning on or after the S Election Date, no audit by the IRS has commenced or been completed under sections 6241 through 6245 of the Code regarding Subchapter S items. To WFB’s Knowledge, for any tax year of WFB beginning after the S Election Date, each shareholder’s treatment of Subchapter S items with respect to WFB is consistent with the manner in which WFB has filed its Tax Returns, and no audit by the IRS of any shareholder of WFB has occurred.

(r)    Neither WFB nor FNB was subject to any disallowance of interest expense under section 291(a)(3) of the Code (or any similar provision of state, local, or foreign Tax law) between the S Election Date and the Revocation Date.

Section 4.19    Investment Securities.

(a)    WFB Disclosure Schedule Section 4.19(a) sets forth, as of April 30, 2025, all investment securities owned by WFB or any of its Subsidiaries, including descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity”, book values and coupon rates, and any unrealized gain or loss with respect to any investment securities.

(b)    Each of WFB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the Financial Statements and except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of WFB or its Subsidiaries. Such securities and commodities are valued on the books of WFB in accordance with GAAP in all material respects. WFB and its Subsidiaries employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that management of WFB and its Subsidiaries reasonably believes are prudent and reasonable in the context of their respective businesses, and, since January 1, 2021, WFB and each of its Subsidiaries have been in compliance with such policies, practices, and procedures in all material respects. WFB has made available to Investar true, correct and complete copies (or, to the extent not in writing, summaries) of all such policies, practices and procedures.

Section 4.20    Derivative Transactions. Neither WFB nor any of its Subsidiaries engages in any Derivative Transactions, whether entered into for the account of WFB or any of its Subsidiaries or for the account of a customer of WFB or any of its Subsidiaries.

Section 4.21    Regulatory Capitalization. FNB is “well-capitalized” and “well managed,” as such terms are defined in the rules and regulations promulgated by the OCC. WFB is “well-capitalized” and “well-managed,” as such terms are defined in the rules and regulations promulgated by the FRB.

Section 4.22    Loans; Nonperforming and Classified Assets.

(a)    WFB Disclosure Schedule Section 4.22(a) sets forth all loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which WFB or any of its Subsidiaries is a creditor which, as of April 30, 2025, was over sixty (60) days or more delinquent in payment of principal or interest.

(b)    WFB Disclosure Schedule Section 4.22(b) sets forth, as of April 30, 2025, (i) each Loan of WFB or any of its Subsidiaries that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by FNB, WFB or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, together with the principal amount of and accrued and unpaid interest on each such Loan, the allocated or specific allowance for credit losses, and the identity of the borrower thereunder, and the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (ii) each Loan classified by FNB as a Troubled Debt Restructuring as defined by GAAP. No Governmental Authority or third party has: (i) asserted that FNB has violated or has not complied with the representations and warranties applicable with respect to any Loans originated or purchased and subsequently sold, in each case, since January 1, 2021, or sale of Loan servicing rights to a third party; or (ii) imposed restrictions on the activities (including commitment authority) of FNB.

(c)    WFB Disclosure Schedule Section 4.22(c) identifies (i) each asset of WFB or any of its Subsidiaries that as of April 30, 2025 was classified as other real estate owned (“OREO”), “other repossessed assets” or an asset to satisfy Loans, and the book value thereof as of April 30, 2025, (ii) each asset classified as OREO, “other repossessed assets” or an asset to satisfy Loans between December 31, 2023 and April 30, 2025, and any sales of such assets between December 31, 2023 and April 30, 2025, reflecting any gain or loss with respect to such asset.

(d)    Each Loan held in WFB’s or any of its Subsidiaries’ loan portfolio (each a “WFB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) to the extent guaranteed, such guarantees are valid and enforceable and (iv) is a legal, valid and binding obligation of WFB or the WFB Subsidiary, as applicable, and the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exception. Except as would not reasonably be expected to be material, all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related to the WFB Loans are legal, valid, binding and enforceable (except as enforceability may be limited by the Enforceability Exception).

(e)    All currently outstanding WFB Loans (i) were solicited, originated and currently exist, and the relevant WFB Loan files are maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and FNB’s lending policies at the time of origination of such WFB Loans, and (ii) were made or originated for good, valuable, and adequate consideration in the Ordinary Course of Business; and the notes or other credit or security documents with respect to each such outstanding WFB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the WFB Loans that are not reflected in the written records of WFB or its Subsidiary, as applicable. All such WFB Loans are owned by WFB or its Subsidiary free and clear of any Liens, except for WFB Loans pledged to the Federal Home Loan Bank of Dallas, as set forth on WFB Disclosure Schedule Section 4.22(e). No claims of defense as to the enforcement of any WFB Loan have been asserted in writing against WFB or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination, and WFB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to WFB or any of its Subsidiaries. No WFB Loans are presently serviced by third parties, and there is no obligation which could result in any WFB Loan becoming subject to any third party servicing.

(f)    Neither WFB nor any of its Subsidiaries is a party to any Recourse Agreement, or is otherwise obligated to repurchase from any Person, or provide any indemnification with respect to, any Loan or other asset sold by WFB or any of its Subsidiaries. None of the agreements pursuant to which WFB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and, to the Knowledge of the Company, there are no claims for any such repurchase. WFB Disclosure Schedule Section 4.22(f) sets forth a true, correct and complete report regarding the current status of (i) any repurchase requests received by WFB or any of its Subsidiaries to repurchase any Loan or interests therein, and (ii) the reserves of WFB and its Subsidiaries in respect of potential repurchase requests to repurchase any Loan or interests therein. For purposes of this Agreement, “Recourse Agreements” means agreements or arrangements with any Person that obligate WFB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset sold by WFB or any of its Subsidiaries under any circumstances or that entitles any such Person to pursue any other form of recourse against WFB or any of its Subsidiaries, including indemnification. WFB has made available to Investar true, correct and complete copies of Recourse Agreements and all agreements pursuant to which the WFB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans to any third party.

(g)    Neither WFB nor any of its Subsidiaries is now nor has it ever been since January 1, 2021, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)    Neither WFB nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the ordinary course of business.

(i)    Neither WFB nor any of its Subsidiaries has, since January 1, 2021, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal Loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of WFB or any of its Subsidiaries (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (“Regulation O”)), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. WFB Disclosure Schedule Section 4.22(i) identifies any Loan or extension of credit maintained by WFB or any of its Subsidiaries to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such Loan during the two (2) years preceding the date hereof.

(j)    WFB Disclosure Schedule Section 4.22(j) identifies each Loan to a Governmental Authority.

Section 4.23    Allowance for Credit Losses. WFB’s allowance for credit losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2024 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with WFB’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 4.24    Trust Business; Administration of Fiduciary Accounts. Neither WFB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 4.25    Investment Management and Related Activities. None of WFB, any WFB Subsidiary or any of their respective directors, officers or employees, in each of their respective capacities as a director, officer, or employee of WFB or any WFB Subsidiary, is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 4.26    Repurchase Agreements. With respect to all agreements pursuant to which WFB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, WFB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. WFB has made available to Investar true, correct and complete copies of all such repurchase agreements, including any and all amendments and modifications thereto.

Section 4.27    Deposit Insurance. The deposits of FNB are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and FNB has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to WFB’s Knowledge, threatened.

Section 4.28    Transactions with Affiliates. Except as set forth on WFB Disclosure Schedule Section 4.03(a), there are no outstanding amounts payable to or receivable from, or advances by WFB or any of its Subsidiaries to, and neither WFB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of WFB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with WFB or any of its Subsidiaries and other than deposits held by FNB in the Ordinary Course of Business, or (b) any other Affiliate of WFB or any of its Subsidiaries. Neither WFB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates, other than part of the terms of an individual’s employment or service as a director in the Ordinary Course of Business. All agreements between FNB and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB. WFB has made available to Investar true, correct and complete copies of all agreements between WFB or FNB and any of their respective Affiliates.

Section 4.29    Tangible Properties and Assets.

(a)    WFB Disclosure Schedule Section 4.29(a) sets forth a true, correct and complete list of all real property owned by each of WFB and its Subsidiaries. WFB or its Subsidiaries has good and marketable title to all of the real property owned by WFB or its respective Subsidiary, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to WFB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that WFB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True, correct and complete copies of all deeds evidencing ownership of all real property owned by WFB and its Subsidiaries and true, correct and complete copies of the title insurance policies and surveys, if any, for each such property, together with true, correct and complete copies of any mortgages, deeds of trust and security agreements to which such property is subject, have been furnished or made available to Investar.

(b)    No Person other than WFB and its Subsidiaries has (or will have, at Closing) (i) any right in any real property owned by WFB or its Subsidiaries or any right to use or occupy any portion of such real property or (ii) any right to use or occupy any portion of the premises subject to any lease.  Neither WFB nor any of its Subsidiaries use in its business any material real property other than the real property owned by WFB and its Subsidiaries and the premises subject to the Leases.

(c)    WFB Disclosure Schedule Section 4.29(c) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which WFB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither WFB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To WFB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by WFB or any of its Subsidiaries of, or default by WFB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To WFB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. WFB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases and are in possession of the properties purported to be leased thereunder. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in WFB Disclosure Schedule Section 4.29(c), have been furnished or made available to Investar.

(d)    WFB and each of its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property and other assets (tangible or intangible) used, operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent, and other similar Liens that do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair the use or operation of such property.

(e)    All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of WFB and its Subsidiaries.

Section 4.30    Intellectual Property.

(a)    WFB Disclosure Schedule Section 4.30 contains a true, correct and complete list of all Intellectual Property, and all registrations (including domain name registrations) and any applications for registration of any Intellectual Property, owned or purported to be owned by WFB or any of its Subsidiaries and identifies the applicable owner. WFB or one of its Subsidiaries, as applicable, is the sole and exclusive owner of all WFB Intellectual Property owned or purported to be owned by it and holds all of its right, title and interest in and to all owned Intellectual Property and all Intellectual Property licensed by it from third parties free and clear of any Liens. Neither WFB nor any of its Subsidiaries, nor the conduct of any of their respective businesses, has infringed, misappropriated, used without authorization or otherwise violated the Intellectual Property rights of any Person. Each of WFB and its Subsidiaries owns, or otherwise has valid and sufficient rights to use, all Intellectual Property used or held for use in, or necessary for, its business as such business is currently conducted. WFB and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all WFB Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. No Person is infringing, misappropriating or otherwise violating any WFB Intellectual Property, except where such infringement, misappropriation or other violation would not have any adverse impact on WFB and its Subsidiaries. No charges, claims or litigation have been asserted or, to WFB’s Knowledge, threatened against WFB or any of its Subsidiaries (x) contesting the right to use by WFB or any of its Subsidiaries, or the validity of, any of the WFB Intellectual Property; (y) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; or (z) claiming that WFB or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and no valid basis exists for the assertion of any such charge, claim or litigation. the consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of the Surviving Company or any of its Subsidiaries to own or use any of the WFB Intellectual Property.

(b)    WFB and its Subsidiaries (i) have used reasonable care in protecting the confidentiality, integrity, availability, and security of the IT Assets, their networks, and all customer, employee, confidential, proprietary or other sensitive data, (ii) respective IT Assets operate and perform in all material respects as required by WFB and its Subsidiaries in connection with their respective businesses, (iii) respective IT Assets, to WFB’s Knowledge, have not materially malfunctioned or failed since January 1, 2021, and (iv) have implemented reasonable backup, security and disaster recovery technology plans and procedures consistent with industry practices, act in compliance with such plans and procedures and have taken reasonable care to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. As used in this Agreement, “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines and all other information technology equipment, and all associated documentation, owned by such Person or such Person’s Subsidiaries.

(c)    WFB and its Subsidiaries (i) are compliant with all applicable data protection and privacy Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees, (ii) have developed and implemented safeguards, policies, procedures, and training programs to ensure past, current, and ongoing compliance with all applicable data protection and privacy Laws, (iii) since January 1, 2021, have not received any notice asserting any violations of any of the foregoing, (iv) since January 1, 2021, have not been the subject of any data breach or cybersecurity incident in which any customer, employee, confidential, proprietary or other sensitive data was accessed, acquired or used by any unauthorized person, and (v) since January 1, 2021, have not received notice from any third party with whom WFB or any of its Subsidiaries have shared customer, employee, confidential, proprietary or other sensitive data of any unauthorized acquisition, access, use or disclosure of such data received from or on behalf of WFB or any of its Subsidiaries that would trigger a notification or reporting requirement under applicable data protection and privacy Laws. The transfer of all such personal data and nonpublic personal information to Investar’s control in connection with the consummation of the transactions contemplated hereby will not violate any such Laws, privacy policies or commitments.

Section 4.31    Insurance.

(a)    WFB Disclosure Schedule Section 4.31(a) sets forth a true, correct and complete description of all policies of insurance, including fidelity and bond insurance, but excluding BOLI (as defined below), of WFB and its Subsidiaries, including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. WFB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of WFB and FNB reasonably have determined to be prudent and consistent with industry practice, and WFB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of WFB and its Subsidiaries, WFB or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by WFB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy. Neither WFB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies. Neither WFB nor any of its Subsidiaries has received written notice that any insurer under any such insurance policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Neither WFB nor any of its Subsidiaries has or maintains any self-insurance arrangement. WFB has made available to Investar true, correct and complete copies of all insurance policies included on WFB Disclosure Schedule Section 4.31(a), including any and all amendments and modifications thereto, and copies of all other material documents related thereto.

(b)    WFB Disclosure Schedule Section 4.31(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by WFB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by FNB, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under WFB’s BOLI. Neither WFB nor any of WFB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 4.32    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (each, a “Takeover Statute”) is applicable to WFB with respect to this Agreement and the transactions contemplated hereby.

Section 4.33    WFB Information. The information relating to WFB and its Subsidiaries that is provided by or on behalf of WFB for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement will not (with respect to the Joint Proxy Statement/Prospectus, as of the date the Joint Proxy Statement/Prospectus is first mailed to WFB’s shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement/Prospectus relating to WFB and WFB’s Subsidiaries and other portions thereof within the reasonable control of WFB and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.34    Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on WFB, to the Knowledge of WFB, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of WFB and its Subsidiaries.

Section 4.35    Transactional Expenses. WFB Disclosure Schedule Section 4.35 sets forth an accounting of all Transactional Expenses that WFB and its Subsidiaries anticipates incurring or has incurred through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

Section 4.36    Deposits. All of the deposits held by FNB (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of FNB, and (b) all applicable Laws, including money laundering Laws and anti-terrorism or embargoed Persons requirements. No deposit of FNB is a “brokered deposit” (within the meaning set forth in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights escrow limitations and similar actions taken in the ordinary course of business). WFB Disclosure Schedule Section 4.36 sets forth a true, correct and complete schedule of all outstanding overdrafts as of April 30, 2025.

Section 4.37    Disaster Recovery and Business Continuity.

WFB and its Subsidiaries have developed and implemented a contingency planning program in accordance with best industry standards to evaluate the effect of significant events that may adversely affect the customers, assets or employees of WFB and its Subsidiaries. To WFB’s Knowledge, such program ensures that the WFB and its Subsidiaries can recover their mission critical functions, and such program complies in all material respects with the requirements of the Federal Financial Institutions Examination Council, the OCC and applicable Law. WFB has furnished to Investar a true, correct and complete copy of its disaster recovery and business continuity arrangements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTAR

Except as set forth (a) in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by Investar between January 1, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive, or forward-looking in nature) or (b) in the disclosure schedule delivered by Investar to WFB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “Investar Disclosure Schedule”), Investar hereby represents and warrants to WFB as follows:

Section 5.01    Organization and Standing. Each of Investar and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to Investar.

Section 5.02    Capital Stock. As of the date of this Agreement, the authorized capital stock of Investar consists of 40,000,000 shares of Investar Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value. As of the date of this Agreement, 9,839,848 shares of Investar Common Stock were issued and outstanding, and except as disclosed on Investar Disclosure Schedule Section 5.02, no shares of preferred stock were issued and outstanding. The outstanding shares of Investar Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Investar shareholder. The shares of Investar Common Stock to be issued pursuant to this Agreement have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

Section 5.03    Corporate Power. Each of Investar and its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets. Investar has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of all necessary approvals of Governmental Authorities and the Requisite Investar Shareholder Approval. Investar knows of no reason that the Requisite Investar Shareholder Approval will not be received at the Investar Meeting.

Section 5.04    Corporate Authority. Except for the Requisite Investar Shareholder Approval, no other corporate proceedings on the part of Investar are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Investar has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by WFB, this Agreement is a valid and legally binding obligation of Investar, enforceable in accordance with its terms, subject to the Enforceability Exception.

Section 5.05    SEC Documents; Financial Statements.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect on Investar, Investar has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2021 (the “Investar Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Investar Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Investar Reports, and none of the Investar Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on Investar. As of the date of this Agreement, no executive officer of Investar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Investar Reports.

(b)    The consolidated financial statements of Investar included (or incorporated by reference) in the Investar Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Investar and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Investar and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)    Investar (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Investar’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Investar’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Investar’s internal control over financial reporting. These disclosures were made in writing by management to Investar’s auditors and audit committee. Investar does not have Knowledge of any reason to believe that Investar’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2021, neither Investar nor any of its Subsidiaries nor, to Investar’s Knowledge, any director, officer, employee, auditor, accountant or representative of Investar or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Investar or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Investar or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 5.06    Regulatory Reports. Since January 1, 2021, Investar and each of its Subsidiaries has timely filed with the FRB, OCC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to Investar. Except for normal examinations conducted by a Governmental Authority in the regular course of business of Investar and its Subsidiaries, no Governmental Authority has notified Investar that it has initiated or has pending any proceeding or, to the Knowledge of Investar, threatened an investigation into the business or operations of Investar or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Investar. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of Investar or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to Investar.

Section 5.07    Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Investar or any of its Subsidiaries in connection with the execution, delivery or performance by Investar of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals; (ii) the filing with the SEC and the filing and declaration of effectiveness of the Registration Statement; (iii) the Requisite Investar Shareholder Approval; (iv) the filing of the Certificates of Merger contemplated by Section 2.01(a) and the filing of documents with the OCC, the Secretaries of State of the States of Louisiana and Texas or other applicable state or federal banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements; (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Investar Common Stock Issuance and approval of listing of such Investar Common Stock on the Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Investar do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of Investar, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investar or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Investar or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Investar or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, Investar has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

Section 5.08    Investar Information. The information relating to Investar and its Subsidiaries that is supplied by or on behalf of Investar for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement will not (with respect to the Joint Proxy Statement/Prospectus, as of the date the Joint Proxy Statement/Prospectus is first mailed to WFB shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any Investar Report as of a later date will be deemed to modify information as of an earlier date. The portions of the Joint Proxy Statement/Prospectus relating to Investar and Investar’s Subsidiaries and other portions thereof within the reasonable control of Investar and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 5.09    Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, (a) there has been no change or development with respect to Investar and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Investar; and (b) neither Investar nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 6.02.

Section 5.10    Investar Regulatory Matters.

(a)    Investar is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(b)    The deposits of Investar Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and Investar Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Investar’s Knowledge, threatened.

Section 5.11    Agreements with Regulatory Agencies. Neither Investar nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or a recipient of any extraordinary supervisory letter from, or subject to any order or directive by, or any board resolutions which have been adopted at the request of any Governmental Authority (each a “Investar Regulatory Agreement”) that restricts, has restricted or by its terms will in the future restrict, the conduct of WFB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Investar or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any Investar Regulatory Agreement. To Investar’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Investar or any of its Subsidiaries except as related to routine regulatory exams in the Ordinary Course of Business.

Section 5.12    Brokers. Neither Investar nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Investar has engaged, and will pay a fee or commission to Janney Montgomery Scott LLC.

Section 5.13    Legal Proceedings.

(a)    Neither Investar nor any of its Subsidiaries is a party to any, and there are no pending or, to Investar’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Investar or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Investar, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Investar, any of its Subsidiaries or the assets of Investar or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates), and neither Investar nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgment or decree that is generally applicable to all Persons in businesses similar to that of Investar or any of Investar’s Subsidiaries.

Section 5.14    Regulatory Capitalization. Investar Bank is “well-capitalized” and “well managed,” as such terms are defined in the rules and regulations promulgated by the OCC. Investar is “well-capitalized” and “well-managed,” as such terms are defined in the rules and regulations promulgated by the FRB.

Section 5.15    Compliance with Laws

(a)    Each of Investar and its Subsidiaries is, and has been since January 1, 2021, in compliance in all material respects with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2021, neither Investar nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. The boards of directors of Investar and its Subsidiaries have adopted, and Investar and its Subsidiaries, as applicable, have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, and that has not been deemed ineffective by any Governmental Authority.

(b)    Investar Bank has a Community Reinvestment Act rating of not less than “satisfactory” in its most recent completed exam, has received no oral or written criticism from regulators with respect to discriminatory lending practices and, to the Knowledge of Investar, there are no conditions, facts or circumstances, or pending investigations, that could result in a downgrade of Investar Bank’s Community Reinvestment Act rating to less than “satisfactory” or criticism from regulators or consumers with respect to discriminatory practices. Neither Investar nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters.

(c)    Neither Investar nor any of its Subsidiaries has received, since January 1, 2021, written or, to Investar’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces, (ii) indicating the initiation of, or the pending initiation of, any proceeding or investigation into the business or operations of Investar or any of its Subsidiaries, or (iii) threatening to revoke any license, franchise, permit or governmental authorization (nor to the Investar’s Knowledge do any grounds for any of the foregoing exist).

(d)         Neither Investar nor any of its Subsidiaries (nor, to the Knowledge of Investar, any of their respective directors, executives, officers, employees or representatives) (i) used any corporate funds of Investar or any of its Subsidiaries or any of their respective affiliates for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of Investar or any of its Subsidiaries or any of their respective affiliates, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Investar or any of its Subsidiaries or any of their respective affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Investar or any of its Subsidiaries or any of their respective affiliates, (v) established or maintained any unlawful fund of monies or other assets of Investar or any of its Subsidiaries or any of their respective affiliates, (vi) made any fraudulent entry on the books and records of Investar or any of its Subsidiaries or any of their respective affiliates or (vii) violated or is in violation of the Money Laundering Laws. No action, suit or proceeding by or before any Governmental Entity or any arbitrator involving Investar or any of its Subsidiaries or any of their respective affiliates with respect to the money laundering Laws is pending or, to the Knowledge of Investar, threatened, and there are no conditions, facts or circumstances that could result in Investar or any of its Subsidiaries being deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC or any other applicable money laundering Law.

(e)         Except as required by the Bank Secrecy Act, to the Knowledge of Investar, no employee of Investar or any of its Subsidiaries or their respective affiliates has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Investar or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Investar nor any of its Subsidiaries, nor any officer, employee, contractor, subcontractor or agent of Investar or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Investar or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(f)         Except where such disclosure is prohibited by applicable Law, there: (i) is no written, or to the Knowledge of Investar, oral unresolved violation or exception by any Governmental Authority relating to any examinations or inspections of Investar or any of its Subsidiaries; (ii) have been no written, or to the Knowledge of Investar, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Investar or any of its Subsidiaries since January 1, 2021; and (iii) is not any pending or, to the Knowledge of Investar, threatened, nor has any Governmental Authority indicated an intention to conduct, any investigation or review of the Investar or any of its Subsidiaries.

Section 5.16    Reorganization. Neither Investar nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

COVENANTS

Section 6.01    Conduct of Business of WFB. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the WFB Disclosure Schedule), required by Law or with the prior written consent of Investar, WFB will carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, WFB will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and Investar the present services of the current officers and employees of WFB and its Subsidiaries, (iii) preserve for itself and Investar the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as set forth in WFB Disclosure Schedule Section 6.01, (B) as required by applicable Law or Governmental Authority, (C) as otherwise expressly required by this Agreement, or (D) with the prior written consent of Investar, WFB will not and will not permit its Subsidiaries to:

(a)    Stock. (i) Issue (except for the issuance of WFB Common Stock in connection with the conversion of Convertible Subordinated Debt by the holder thereof), sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the WFB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, including any Rights issued and outstanding prior to the Effective Time.

(b)    Stock Certificates. Issue a replacement of any certificate representing securities of WFB or any of its Subsidiaries.

(c)    Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly-owned Subsidiaries to WFB.

(d)    Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of WFB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) as contemplated by Section 6.11 of this Agreement, or (ii) to satisfy the contractual obligations existing as of the date hereof set forth on WFB Disclosure Schedule Section 4.15(a).

(e)    Hiring. Hire any person as an employee or officer of WFB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $75,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(f)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any WFB Benefit Plan, except (i) as contemplated by Section 6.11 of this Agreement, (ii) as may be required by or to make consistent with applicable Law, or (iii) to satisfy contractual obligations existing as of the date hereof.

(g)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in WFB Disclosure Schedule Section 6.01(g), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(h)    Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to WFB or any of its Subsidiaries.

(i)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person.

(j)    Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $200,000 in the aggregate, provided that Investar will grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from WFB.

(k)    Governing Documents. Amend WFB’s certificate of formation or bylaws or any equivalent documents of WFB’s Subsidiaries.

(l)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(m)    Contracts. Enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any WFB Material Contract, Lease or insurance policy (including BOLI), or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to WFB or any of its Subsidiaries, or enter into any contract that would constitute a WFB Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by Investar.

(n)    Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business (except for settlements in any case in which counterclaims have been asserted), (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which WFB or any of its Subsidiaries is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by WFB or any of its Subsidiaries of an amount which exceeds $50,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of WFB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(o)    Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(p)    Derivative Transactions. Enter into any Derivative Transaction.

(q)    Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 6.01(t).

(r)    Investment Securities. (i) Sell (or otherwise dispose of, but payment at maturity is not a sale) any debt security or equity investment or any certificates of deposits issued by another bank; (ii) purchase (or otherwise acquire) any debt security or equity investment or any certificates of deposits issued by another bank, other than (A) obligations of the U.S. Department of the Treasury (or any agency thereof) with a maturity of one (1) year or less, an AAA rating by at least one nationally recognized ratings agency, and are held as “available for sale”, and (B) certificates of deposits insured by the FDIC with a maturity of one (1) year or less, or (iii) change the classification method for any of the investment securities of WFB and its Subsidiaries from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(s)    Deposits. Other than in the Ordinary Course of Business consistent with past practices and consistent with the deposit pricing offered by other financial institutions in FNB’s market, make any changes to deposit pricing; provided, however, no new time deposit with a term exceeding six months shall deviate from the rate sheet to be agreed as between Investar and WFB.

(t)    Loans. Make, commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan, as applicable and after aggregating with any related Loan (if any) as set forth in FNB’s policies and 12 C.F.R. Part 32, (i) in excess of $2,000,000, provided that this limit will not apply to any Loan that is a renewal of an existing credit in the ordinary course of business and that is not otherwise described by subsections (ii) through (vii) of this Section 6.01(t); (ii) in excess of $100,000, if unsecured; (iii) that is not is not in compliance with FNB’s written loan policy or is an exception to such policy; (iv) that has been classified as, or, in the exercise of reasonable diligence by FNB or any Governmental Authority with supervisory jurisdiction over FNB, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons, in excess of $250,000; (v) to a borrower with an outstanding loan agreement, note or borrowing arrangement with FNB which has been classified as or, in the exercise of reasonable diligence by FNB or any Governmental Authority with supervisory jurisdiction over FNB, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons; (vi) that is a construction-to-permanent loan; or (vii) that is a commercial real estate loan to the extent FNB’s Loans exceed, or would exceed as a result of the Loan, the supervisory criteria set forth in the CRE Guidance; provided, however, that Investar’s consent will be deemed to have been given if WFB has made a written request via e-mail to Jeff W. Martin, Chief Credit Officer of Investar, at jeff.martin@investarbank.com, for permission to take any action otherwise prohibited by this paragraph and has provided Investar with information reasonably requested by Investar to make an informed decision with respect to such request, and Investar has failed to respond to such request within three (3) Business Days after Investar’s receipt of such request.

(u)    Growth of Consumer Construction Loan Portfolio. Make any consumer residential construction loan that would cause the aggregate principal amount of such loans originated in any single month exceed $2,000,000.

(v)    Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by WFB or its Subsidiaries.

(w)    Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 6.01(w), “material” means affecting or relating to $25,000 or more in Taxes or $100,000 or more of taxable income.

(x)    Reorganization Treatment. Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

(y)    Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by WFB or any of its Subsidiaries under any agreement with any Governmental Authority or under any WFB Material Contract, Lease or other material agreement or material license to which WFB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(z)    Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(aa)    Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(bb)    Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Investar.

(cc)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(dd)    Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair WFB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.01.

(ee)    Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 6.02    Covenants of Investar.

(a)    Affirmative Covenants. From the date hereof until the Effective Time, Investar will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)    Negative Covenants. From the date hereof until the Effective Time, except as expressly permitted or contemplated by this Agreement, or as required by applicable Law or a Governmental Authority, or with the prior written consent of WFB during the period from the date of this Agreement to the Effective Time, Investar will not, and will not permit any of its Subsidiaries to:

(i)    Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

(ii)    Take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair Investar’s ability to consummate the Merger or the transactions contemplated by this Agreement or Investar Bank’s ability to consummate the Bank Merger or perform any of its obligations under the Bank Merger Agreement; or

(iii)    Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.02.

Section 6.03    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII, and will reasonably cooperate with the other Party to that end.

Section 6.04    Shareholder Approvals.

(a)    Each of Investar and WFB will call, give notice of, convene and hold a meeting of its shareholders (the “Investar Meeting” and the “WFB Meeting,” respectively) as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite Investar Shareholder Approval and the Requisite WFB Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of Investar and WFB will use its commercially reasonable efforts to obtain from the shareholders of Investar and WFB, as the case may be, the Requisite Investar Shareholder Approval, in the case of Investar, and the Requisite WFB Shareholder Approval, in the case of WFB. Investar or WFB will adjourn or postpone the Investar Meeting or the WFB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Investar Common Stock or the WFB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Investar or WFB as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Investar Shareholder Approval or the Requisite WFB Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Investar Meeting and WFB Meeting will be convened, the Investar Stock Issuance and this Agreement will be submitted to the shareholders of Investar, and this Agreement will be submitted to the shareholders of WFB, at the Investar Meeting and WFB Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein will be deemed to relieve either Investar or WFB of such obligation. Investar and WFB will use their commercially reasonable efforts to cooperate to hold the Investar Meeting and WFB Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.

(b)    Except to the extent provided otherwise in Section 6.09, the board of directors of WFB will at all times prior to and during the WFB Meeting recommend approval of this Agreement by the shareholders of WFB and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by WFB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “WFB Recommendation”) and will not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Investar or take any other action or make any other public statement inconsistent with such recommendation and the Joint Proxy Statement/Prospectus will include the WFB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite WFB Shareholder Approval, WFB will not adjourn or postpone the WFB Meeting unless WFB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of WFB. WFB will keep Investar updated with respect to the proxy solicitation results in connection with the WFB Meeting as reasonably requested by Investar.

Section 6.05    Registration Statement; Joint Proxy Statement/Prospectus; Nasdaq Listing.

(a)    Investar and WFB agree to cooperate in the preparation of the Registration Statement. WFB will use its reasonable best efforts to promptly deliver to Investar such information with respect to WFB and its Subsidiaries, their respective affiliates and the respective holders of their capital stock as may be required in order to prepare and file the Registration Statement, and any other report required to be filed by Investar with the SEC, in each case, in compliance in all material respects with applicable Laws, and will, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Investar to review. Subject to WFB’s cooperation as provided in this Section 6.05(a), Investar will file with the SEC the Registration Statement. Each of Investar and WFB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Investar also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. WFB agrees to cooperate with Investar and Investar’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from WFB’s independent auditors in connection with the Registration Statement and the Joint Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, WFB, at its own expense, will promptly mail or cause to be mailed the Joint Proxy Statement/Prospectus to its shareholders.

(b)    The Joint Proxy Statement/Prospectus and the S-4 will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Parties hereto agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by or on behalf of itself for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to shareholders of each of Investar and WFB (or such other Persons entitled to vote in respect of matters covered thereby) or at the time of the WFB Meeting and Investar Meeting, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the parties hereto, or any of their respective affiliates, will be discovered by WFB or Investar that, in the reasonable judgment of Investar, should be set forth in an amendment of, or a supplement to, any of the S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party hereto, and the Party hereto will cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Investar and WFB. Investar will advise the WFB, promptly after Investar receives notice thereof, of the time when the S-4 has become effective, of the issuance of any stop order or the suspension of the qualification of Investar Common Stock issuable for offering or sale in any jurisdiction, or of any request by the SEC for the amendment or supplement of the S-4 or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Investar will provide WFB and its counsel with a reasonable opportunity to review and comment on the S-4, and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC. Investar will provide WFB and its counsel with a copy of all such filings made with the SEC.

(c)    Investar will use its commercially reasonable efforts to cause the shares of Investar Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 6.06    Regulatory Filings; Consents.

(a)    Each of Investar and WFB will, and will cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation, and to effect all applications, notices, and filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the Regulatory Approvals) and required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein will be deemed to require Investar or any of its Subsidiaries or WFB or any of its Subsidiaries to agree to any increased minimum capital levels, or to take any other non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to WFB) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Investar, WFB, the Surviving Company or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). Investar and WFB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Investar or WFB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party will have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any public portions of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Investar and WFB will each furnish to the other for review a copy of the public portions of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)    WFB will use its commercially reasonable efforts, and Investar will reasonably cooperate with WFB at WFB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on WFB Disclosure Schedule Section 4.12(c) or that are otherwise required to be obtained under the terms of any WFB Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such WFB Material Contract or creating any lien, claim, or charge upon any of the assets of WFB or any of its Subsidiaries. Each Party will notify the other Party promptly and will promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). WFB will consult with Investar and its representatives as often as practicable under the circumstances so as to permit WFB and Investar and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 6.07    Publicity. Investar and WFB will consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement without the prior consent of the other Party, which will not be unreasonably delayed or withheld; provided, however, that (i) a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges and (ii) a Party may issue a press release or make a public statement (including, for avoidance of doubt, any filing with the SEC), that is consistent with prior press releases issued or public statements made in compliance with this Section without such consultation. It is understood that Investar will assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.08    Access; Current Information.

(a)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, WFB agrees to afford Investar and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to WFB’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as Investar may reasonably request and WFB will use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and WFB’s privacy policy and, during such period, WFB will furnish to Investar, upon Investar’s reasonable request, all such other information concerning the business, properties and personnel of WFB and its Subsidiaries that is substantially similar in scope to the information provided to Investar in connection with its diligence review prior to the date of this Agreement.

(b)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, Investar agrees to furnish to WFB such information as WFB may reasonably request concerning the business of Investar and its Subsidiaries that is substantially similar in scope to the information provided to WFB in connection with its diligence review prior to the date of this Agreement.

(c)    As promptly as reasonably practicable after the end of the respective period, WFB will furnish to Investar unaudited monthly and quarterly financial statements for each month and fiscal quarter ended after the date of this Agreement.

(d)    As promptly as reasonably practicable after they become available, WFB will furnish to Investar copies of the board packages distributed to the board of directors of WFB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of WFB or any committee thereof relating to the financial performance and risk management of WFB.

(e)    During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, WFB agrees to provide to Investar (i) to the extent permitted by applicable Law, a copy of each report filed by WFB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of WFB’s monthly loan trial balance, and (iii) a copy of WFB’s monthly statement of condition and profit and loss statement and, if requested by Investar, a copy of WFB’s daily statement of condition and daily profit and loss statement, in each case, which will be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. WFB further agrees to provide Investar, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to WFB Disclosure Schedule Section 4.22(a) and WFB Disclosure Schedule Section 4.22(c) that would be required if the references to April 30, 2025 in each corresponding representation and warranty of WFB were changed to the date of the most recently ended calendar month.

(f)    No investigation by a Party or its representatives will be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of Investar and WFB to consummate the transactions contemplated hereby.

(g)    Notwithstanding anything to the contrary in this Section 6.08, WFB will not be required to copy Investar on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that WFB’s board of directors has been advised by counsel that such distribution to Investar may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of WFB’s attorney-client privilege. In the event any of the restrictions in this Section 6.08(g) will apply, WFB will use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 6.09    No Solicitation by WFB; Superior Proposals.

(a)    Except as permitted by Section 6.09(b), WFB will not, and will cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of WFB or any of WFB’s Subsidiaries (collectively, the “WFB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Investar) any information or data with respect to WFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which WFB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the WFB Representatives, whether or not such WFB Representative is so authorized and whether or not such WFB Representative is purporting to act on behalf of WFB or otherwise, will be deemed to be a breach of this Agreement by WFB. WFB and its Subsidiaries will, and will cause each of the WFB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Investar), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving WFB or any of its Subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of WFB or any of its Subsidiaries; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of WFB or any of its Subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of WFB or any of its Subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and WFB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding WFB Common Stock or more than fifty percent (50%) of the assets of WFB and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of WFB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Investar in response to such Acquisition Proposal, as contemplated by Section 6.09(e), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of WFB from a financial point of view than the Merger.

(b)    Notwithstanding Section 6.09(a) or any other provision of this Agreement, prior to the adoption of this Agreement by the Holders, WFB may take any of the actions described in Section 6.09(a)(ii) or (iv) if, but only if, (i) WFB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 6.09(a); (ii) the board of directors of WFB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would constitute a breach of its fiduciary duties to WFB’s shareholders under applicable Law; (iii) WFB has provided Investar with at least five (5) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to WFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, WFB receives from such Person a confidentiality agreement with terms no less favorable to WFB than those contained in the confidentiality agreement with Investar. WFB will promptly provide to Investar any non-public information regarding WFB or its Subsidiaries provided to any other Person which was not previously provided to Investar, such additional information to be provided no later than the date of provision of such information to such other party.

(c)    WFB will promptly (and in any event within twenty-four (24) hours) notify Investar in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, WFB or the WFB Representatives, in each case in connection with any Acquisition Proposal, and such notice will indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the Person making such offer or proposal under an effective confidentiality agreement). WFB agrees that it will keep Investar informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)    Neither the board of directors of WFB nor any committee thereof will (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Investar in connection with the transactions contemplated by this Agreement (including the Merger), the WFB Recommendation, fail to reaffirm the WFB Recommendation within three (3) Business Days following a request by Investar, or make any statement, filing or release, in connection with the WFB Meeting or otherwise, inconsistent with the WFB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal will be considered an adverse modification of the WFB Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause WFB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.09(b)) or (B) requiring WFB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding Section 6.09(d), prior to the adoption of this Agreement by the Holders, the board of directors of WFB may withdraw, qualify, amend or modify the WFB Recommendation (a “WFB Subsequent Determination”) after the fifth (5th) Business Day following Investar’s receipt of a notice (the “Notice of Superior Proposal”) from WFB advising Investar that the board of directors of WFB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 6.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of WFB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would constitute a breach of its fiduciary duties to WFB’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Investar (the “Notice Period”), WFB and the board of directors of WFB will have cooperated and negotiated in good faith with Investar to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable WFB to proceed with the WFB Recommendation without a WFB Subsequent Determination; provided, however, that Investar will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Investar since its receipt of such Notice of Superior Proposal, the board of directors of WFB has again in good faith made the determination (A) in clause (i) of this Section 6.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, WFB will be required to deliver a new Notice of Superior Proposal to Investar and again comply with the requirements of this Section 6.09(e), except that the Notice Period will be reduced to three (3) Business Days and; provided, further, that WFB shall only be obligated to extend the notice contemplated by this Section 6.09(e) twice, and in the case of a Superior Proposal, Investar and the third party who has submitted the Superior Proposal shall each be required to submit its “best and final” offer or counter-offer, as applicable, by the end of the second Notice Period.

(f)    Notwithstanding any WFB Subsequent Determination, and except if this Agreement is terminated by WFB pursuant to Section 8.01(g), this Agreement will be submitted to WFB’s shareholders at the WFB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein will be deemed to relieve WFB of such obligation; provided, however, that if the board of directors of WFB will have made a WFB Subsequent Determination with respect to a Superior Proposal, then the board of directors of WFB may recommend approval of such Superior Proposal by the shareholders of WFB and may submit this Agreement to WFB’s shareholders without recommendation either for or against, in which event the board of directors of WFB will communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to WFB’s shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

Section 6.10    Indemnification.

(a)    For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 6.10(c), Investar will indemnify and hold harmless the present and former directors and officers of WFB and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement will require the prior written consent of Investar, which consent will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for WFB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of WFB and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that that notwithstanding anything to the contrary contained in the organizational documents of the WFB or its Subsidiaries, Investar will have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim; provided, further, that Investar’s obligation to indemnify any Indemnified Party under this Section 6.10 will be limited to the coverage provided under and the amounts actually covered by the D&O Insurance (as defined below).

(b)    In connection with the indemnification provided pursuant to this Section 6.10, Investar and/or an Investar Subsidiary will advance expenses, promptly after statements therefor are received, to each WFB Indemnified Party, to the same extent permitted under the organizational documents of WFB and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such WFB Indemnified Party or multiple Indemnified Parties, it being understood that they collectively will only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict will exist between them in which case they may retain separate counsel) and that all such counsel will be reasonably satisfactory to Investar. Investar will have no obligation to advance expenses related to any Excluded Claim.

(c)    Any Indemnified Party wishing to claim indemnification under this Section 6.10 will promptly notify Investar upon learning of any Claim, provided that, failure to so notify will not affect the obligation of Investar under this Section 6.10, unless, and only to the extent that, Investar is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Investar will have the right to assume the defense thereof and Investar will not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Investar will not be liable for any settlement effected without its prior written consent, and (iv) Investar will have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction will determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.

(d)    WFB shall obtain, and before the Effective Time, WFB shall fully accrue or pay for, an extended reporting period policy under its current directors and officers liability insurance (“D&O Insurance”) with a claims period of six (6) years from and after the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by WFB; provided that, if WFB is unable to maintain or obtain the insurance called for by this Section 6.10, WFB will obtain as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 6.10(d)). In no event will the premium amount for such D&O Insurance exceed of an amount equal to two hundred percent (200%) of the annual premiums paid by WFB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, WFB will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage reasonably available for a cost not exceeding the Maximum D&O Tail Premium.

(e)    This Section 6.10 will survive the Effective Time, is intended to benefit each WFB Indemnified Party (each of whom will be entitled to enforce this Section 6.10 against Investar), and will be binding on all successors and assigns of Investar.

(f)    If Investar or any of its successors and assigns (i) will consolidate with or merge into any other corporation or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) will transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision will be made so that the successors and assigns of Investar and its Subsidiaries will assume the obligations set forth in this Section 6.10.

Section 6.11    Employees; Benefit Plans.

(a)    Following the Effective Time, Investar will maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of WFB on the Closing Date and who become employees of Investar in connection with the transaction contemplated hereunder (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Investar; provided, however, that in no event will any Covered Employee be eligible to participate in any closed or frozen plan of Investar. Investar will give the Covered Employees credit for their prior service with WFB for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by Investar and in which Covered Employees may be eligible to participate to the extent permitted by such employee plan and applicable laws.

(b)    With respect to any employee benefit plan of Investar that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, Investar will use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such Investar plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the comparable WFB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)    Following the Effective Time, Investar Bank will credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at FNB (“Carryover PTO”); provided, however, that amount of each employee’s Carryover PTO shall not exceed the maximum amount permitted by Investar Bank’s policies and such Carryover PTO will be forfeited if not used in accordance with the terms of Investar Bank’s policies.

(d)    Except for any employee (i) who is listed on WFB Disclosure Schedule Section 6.11(d); or (ii) any employee who receives a retention bonus pursuant to the pool established under Section 6.12 of this Agreement, any employee of WFB or FNB that becomes an employee of Investar or Investar Bank at the Effective Time who is terminated within six (6) months following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) will receive a lump sum severance payment from Investar in an amount equal to two (2) week’s compensation at such Covered Employee’s base rate of compensation, multiplied by the number of whole years of service by such employee with WFB or FNB as of the Effective Time and Investar at the time of such termination, subject to a minimum of four (4) weeks’ base salary and a maximum of twenty-four (24) weeks’ base salary, and subject to the execution of a release of claims against Investar and its Affiliates in a form provided by Investar. For purposes of this paragraph, the term “cause” means any termination of employment due to the occurrence of one of more of the following events, as determined in the sole and absolute discretion of Investar: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar.

(e)    [Reserved]

(f)    Nothing in this Section 6.11 will be construed to limit the right of the Surviving Company to amend or terminate any WFB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor will anything in this Section 6.11 be construed to require Surviving Company to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by Surviving Company of any Covered Employee subsequent to the Effective Time will be subject in all events to Investar’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(g)    For purposes of this Section 6.11, all references to WFB will include each of the Subsidiaries of WFB and all references to Investar will include each of the Subsidiaries of Investar.

(h)    If requested by Investar in writing prior to the Closing Date, WFB will cause the 401(k) plan sponsored or maintained by WFB or FNB (each, a “WFB 401(k) Plan”) to be terminated effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing. In the event that Investar requests that any WFB 401(k) Plan be terminated, (i) WFB will provide Investar with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by Investar) not later than two (2) days immediately preceding the Effective Time and (ii) Covered Employees will be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Investar or one of its Subsidiaries (an “Investar 401(k) Plan”). Investar and WFB will take any and all actions as may be required, including amendments to any WFB 401(k) Plan and/or Investar 401(k) Plan, to permit Covered Employees to make rollover contributions to the Investar 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to such Covered Employee from a WFB 401(k) Plan. If requested by Investar in writing prior to the Closing Date, WFB will also cause other WFB Benefit Plan to be terminated effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, and shall provide Investar with evidence that each such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by Investar) not later than two (2) days immediately preceding the Effective Time.

Section 6.12    Retention Bonus Pool. Investar, in consultation with WFB, will establish a retention bonus pool, in the amount to be determined in the sole discretion of Investar but not more than $1,000,000, in order to encourage certain WFB and FNB employees to remain with Investar, thereby assisting Investar with continuity planning following the consummation of the transactions contemplated by this Agreement.

Section 6.13    Notification of Certain Changes. Investar and WFB will promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein and WFB will provide on a periodic basis written notice to Investar of any matters that WFB becomes aware of that should be disclosed on a supplement or amendment to the WFB Disclosure Schedule.

Section 6.14    Transition; Informational Systems Conversion. From and after the date hereof, Investar and WFB will use their commercially reasonable efforts to facilitate the integration of WFB with the business of Investar following consummation of the transactions contemplated hereby, and will meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of WFB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Investar, which planning will include, but not be limited to, (a) discussion of third-party service provider arrangements of WFB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by WFB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

Section 6.15    [Reserved].

Section 6.16    No Control of Other Party’s Business. Nothing contained in this Agreement will give Investar, directly or indirectly, the right to control or direct the operations of WFB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement will give WFB, directly or indirectly, the right to control or direct the operations of Investar or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of WFB and Investar will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 6.17    Certain Litigation. Each Party will promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of WFB or the board of directors of Investar related to this Agreement or the Merger and the other transactions contemplated by this Agreement. WFB will: (i) permit Investar to review and discuss in advance, and consider in good faith the views of Investar in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Investar’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Investar regarding the defense or settlement of any such shareholder litigation, will give due consideration to Investar’s advice with respect to such shareholder litigation and will not settle any such litigation prior to such consultation and consideration; provided, however, that WFB will not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Investar (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by WFB is reasonably expected by WFB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by WFB) under WFB’s existing director and officer insurance policies, including any tail policy.

Section 6.18    Board Representation; Resignations. At or prior to the Effective Time, Investar will cause the number of directors that comprise the full board of directors of each of Investar and Investar Bank to be increased by two (2) and, effective as of the Effective Time, will appoint the two individuals who are current directors of WFB or FNB as of the date of this Agreement and designated on Investar Disclosure Schedule Section 6.18 (the “Board Representatives”) to serve as directors of the Surviving Company and the Surviving Bank in accordance with the bylaws of the Surviving Company or the Surviving Bank, as applicable, and shall nominate such Board Representatives and recommend such Board Representatives for re-election to the board of directors of each of Investar and Investar Bank at their next annual meeting of shareholders. Prior to the Effective Time, WFB will cause to be delivered to Investar resignations of all the directors and officers of WFB and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 6.19    Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, WFB has caused each director and executive officer of WFB and FNB to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

Section 6.20    Coordination.

(a)    Prior to the Effective Time, subject to applicable Laws, WFB and its Subsidiaries will take any actions Investar may reasonably request from time to time to better prepare the parties for integration of the operations of WFB and its Subsidiaries with Investar and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of WFB and Investar will meet from time to time as Investar may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of WFB and its Subsidiaries, and WFB will give due consideration to Investar’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Investar nor Investar Bank will under any circumstance be permitted to exercise control of WFB or any of its Subsidiaries prior to the Effective Time. WFB will permit representatives of Investar Bank to be onsite at WFB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts will be done without undue disruption to FNB’s business, during normal business hours and at the expense of Investar or Investar Bank (not to include FNB’s regular employee payroll).

(b)    Prior to the Effective Time, subject to applicable Laws, WFB and its Subsidiaries will take any actions Investar may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or WFB Material Contracts that Investar may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and will cooperate with Investar and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by Investar in connection with any such amendment, modification or termination.

(c)    Prior to the Effective Time, subject to applicable Laws, WFB and its Subsidiaries will cooperate with Investar, upon its request, with respect to any plans by Investar to sell certain loans or other assets of WFB or its Subsidiaries contemporaneously with or immediately following the Closing, including, but not limited to, providing documentation or other information which may be requested by Investar in connection with its negotiation of any such sale or preparations by Investar to prepare for the consummation of such sale; provided however that nothing set forth herein this Section will be deemed to grant legal control to Investar over any such loans or other assets that Investar may desire to contemporaneously with or immediately following the Closing or obligate WFB or any of its Subsidiaries to enter into or consummate such a sale prior to or in the absence of the Closing.

(d)    From and after the date hereof, subject to applicable Laws, the parties will reasonably cooperate (provided that the parties will cooperate to reasonably minimize disruption to WFB’s or FNB’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and WFB will, upon Investar’s reasonable request, introduce Investar and its representatives to suppliers of WFB and its Subsidiaries for the purpose of facilitating the integration of WFB and its business into that of Investar. In addition, after satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b), subject to applicable Laws, WFB will, upon Investar’s reasonable request, introduce Investar and its representatives to customers of WFB and its Subsidiaries for the purpose of facilitating the integration of WFB and its business into that of Investar. Any interaction between Investar and WFB’s and any of its Subsidiaries’ customers and suppliers will be coordinated by WFB. WFB will have the right to participate in any discussions between Investar and WFB’s customers and suppliers.

(e)    Investar and WFB agree to take all action necessary and appropriate to cause FNB to merge with Investar Bank in accordance with applicable Laws and the terms of the Bank Merger Agreement immediately following the Effective Time or as promptly as practicable thereafter.

Section 6.21    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of Investar and WFB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Agreement in accordance with the terms of that certain letter agreement regarding protection of Confidential Information (as defined therein), dated November 25, 2024, that has previously been entered into between the Parties.

Section 6.22    Section 16 Matters. Investar and WFB agree that, if the parties determine that any officer or director of WFB will be subject to the requirements of Section 16 of the Exchange Act (the “WFB Insiders”) immediately following the Effective Time, the respective boards of Investar and WFB, or in each case a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will prior to the Effective Time take all such action as may be required to cause the transactions contemplated by this Agreement, including without limitation any dispositions of WFB Common Stock or WFB Equity Awards and any acquisitions of Investar Common Stock by any WFB Insiders, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 6.23    Code Section 280G Matters. If, after reviewing the Code Section 280G calculations and other supporting materials prepared by WFB and the WFB Representatives, either WFB or Investar determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Code and the Regulations promulgated thereunder) absent approval by the shareholders of WFB, then WFB will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the Code Section 280G calculations. If, in the opinion of Investar, WFB is not able to modify its obligations to make such payments or benefits comply with the foregoing within thirty (30) days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, WFB will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person will be deemed a parachute payment. Such vote will establish the disqualified individual’s right to the payment or benefits. WFB will be responsible for all liabilities and obligations related to the matters described in this Section 6.23, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. WFB will provide to Investar copies of any waivers, consents, and shareholder information statements or disclosures relating to Code Section 280G and the shareholder vote described in this Section 6.23, a reasonable period of time before disseminating such materials to the disqualified individuals and WFB’s shareholders, and will work with Investar in good faith regarding the inclusion of any comments provided by Investar thereto. Prior to the Closing, WFB will deliver to Investar evidence that a vote of WFB’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.23 and that the requisite number of shareholder votes was or was not obtained with respect thereto.

Section 6.24    Tax Matters.

(a)    The Parties intend that each of the Merger and the Bank Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the Merger and the Bank Merger. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of Investar and WFB will use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)    Investar will prepare or cause to be prepared and file or cause to be filed all Tax Returns for WFB and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date; provided, however, that WFB will cause its consolidated federal income Tax Return for the year ended December 31, 2024 to be filed prior to the Closing Date.

Section 6.25    Assumed Debt. The Parties agree to execute and deliver, or cause to be executed and delivered, at or prior to the Effective Time, one or more supplemental indentures and/or such other documents or instruments as may be required for the due and full assumption by Investar at the Effective Time of WFB’s obligations in respect of any outstanding debt, notes, guarantees, securities, or other instruments, including, without limitation, the trust preferred and subordinated debt securities set forth on Disclosure Schedule Section 4.02(c), to the extent required by the terms thereof. WFB agrees to cooperate as reasonably requested by Investar in connection with such assumption.

Section 6.26    Updated Disclosure Schedules. At least five (5) Business Days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 6.27    Takeover Statutes. Neither Investar nor WFB, nor either of their respective boards of directors, will take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each will take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, Investar, WFB and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)    Shareholder Votes. This Agreement and the transactions contemplated hereby, as applicable, will have received the Requisite WFB Shareholder Approval at the WFB Meeting and the Requisite Investar Shareholder Approval at the Investar Meeting.

(b)    Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof, if any, will have expired or been terminated, and no such Regulatory Approval will include or contain, or will have resulted in the imposition of, any Burdensome Condition.

(c)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby will be in effect. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)    Effective Registration Statement. The Registration Statement will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e)    Tax Opinions Relating to the Merger. Investar and WFB, respectively, will have received opinions from Fenimore Kay Harrison LLP and Bradley Arant Boult Cummings LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Investar and WFB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Fenimore Kay Harrison LLP and Bradley Arant Boult Cummings LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Investar and WFB, in form and substance reasonably acceptable to such counsel.

(f)    Nasdaq Listing. The shares of Investar Common Stock that will be issuance pursuant to this Agreement will have been authorized for listing on the Nasdaq, subject to official notice of issuance.

Section 7.02    Conditions to Obligations of WFB. The obligations of WFB to consummate the Merger also are subject to the fulfillment or written waiver by WFB prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Investar set forth in (i) Section 5.09 and Section 5.12 will be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 5.01, Section 5.02, Section 5.03, Section 5.04, and Section 5.08 will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 7.02(a), will be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Investar.

(b)    Performance of Obligations of Investar. Investar will have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Investar.

(c)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event will have occurred which has resulted in a Material Adverse Effect with respect to Investar, and (ii) no condition, event, fact, circumstance or other occurrence will have occurred that may reasonably be expected to have or result in a Material Adverse Effect with respect to Investar.

Section 7.03    Conditions to Obligations of Investar. The obligations of Investar to consummate the Merger also are subject to the fulfillment or written waiver by Investar prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of WFB set forth in (i) Section 4.09 and Section 4.14 will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) Section 4.01, Section 4.02(a), Section 4.04(a), Section 4.05, and Section 4.33, will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 7.03(a), will be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to WFB.

(b)    Performance of Obligations of WFB. WFB will have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date.

(c)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event will have occurred which has resulted in a Material Adverse Effect with respect to WFB and (ii) no condition, event, fact, circumstance or other occurrence will have occurred that may reasonably be expected to have or result in a Material Adverse Effect with respect to WFB.

(d)    Bank Merger Agreement. The Bank Merger Agreement will have been executed and delivered.

(e)    Dissenting Shares. Dissenting Shares will be less than ten percent (10.0%) of the issued and outstanding shares of WFB Common Stock.

(f)    Consents and Approvals. WFB has received, in form and substance satisfactory to WFB and Investar, all (i) consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under any contract, agreement or instrument to which WFB or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of WFB or any of its Subsidiaries, and (ii) consents, approvals, amendments, or cancellation agreements necessary to terminate or fully satisfy obligations of WFB as of the Effective Time under WFB Benefit Plans.

(g)    Convertible Subordinated Debt. Immediately prior to the Effective Time, or earlier upon receipt of consent from TIB-The Independent BankersBank (“TIB”), WFB will have redeemed and paid off any outstanding Convertible Subordinated Debt. In this regard, ISTR agrees to cooperate in good faith in obtaining any consents required of third-parties, particularly, TIB, required to redeem the Convertible Subordinated Debt.

(h)    WFB Shareholders Agreement. The WFB Shareholders Agreement will have been terminated.

Section 7.04    Frustration of Closing Conditions. Neither Investar nor WFB may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION

Section 8.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Investar or WFB:

(a)    Mutual Consent. By the mutual consent, in writing, of Investar and WFB if the board of directors of Investar and the board of directors of WFB each so determines by vote of a majority of the members of its entire board.

(b)    No Regulatory Approval. By Investar or WFB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event that (i) any Regulatory Approval required for consummation of the transactions contemplated by this Agreement will have been denied by final, non-appealable action by such Governmental Authority, (ii) an application therefor will have been permanently withdrawn at the request of a Governmental Authority; (iii) Investar makes a reasonable determination in good faith after consultation with its counsel that there is a substantial likelihood that any Regulatory Approval will be obtained only upon the imposition of a Burdensome Condition; or (iv) any Governmental Authority will have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, provided however that the right to terminative under this Section will not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(c)    No Shareholder Approval. By either Investar or WFB (provided that such terminating Party will not be in breach of any of its obligations under Section 6.04), if the Requisite Investar Shareholder Approval or the Requisite WFB Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)    Breach of Representations, Warranties, or Covenants. By either Investar or WFB (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party to not consummate this Agreement) if there will have been a breach of any of the covenants or agreements or any of the representations and warranties set forth in this Agreement on the part of the other Party, which breach, either individually or in the aggregate with all other breaches by such Party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02(a), in the case of a termination by Investar, or Section 7.03(a), in the case of a termination by WFB, and which is not cured within thirty (30) days following written notice to Investar, in the case of a termination by WFB, or WFB, in the case of a termination by Investar, or which, by its nature, cannot be cured during such period (or such fewer days as remain prior to the Expiration Date).

(e)    Delay. By either Investar or WFB, if the Merger will not have been consummated on or before March 31, 2026, or such later date as will have been agreed to in writing by Investar and WFB, provided, however, that such date will be automatically extended to June 30, 2026, if the only outstanding condition to Closing under Article VII is the receipt of all Regulatory Approvals (the “Expiration Date”), provided, further, that no Party may terminate this Agreement pursuant to this Section if the failure of the Closing to occur by such date was due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(f)    Failure to Recommend; Etc. In addition to and not in limitation of Investar’s termination rights under Section 8.01(d), by Investar if (i) there will have been a material breach of Section 6.09, or (ii) the board of directors of WFB (1) withdraws, qualifies, amends, modifies or withholds the WFB Recommendation, or makes any statement, filing or release, in connection with the WFB Meeting or otherwise, inconsistent with the WFB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal will be considered an adverse modification of the WFB Recommendation), (2) materially breaches its obligation to call, give notice of and commence the WFB Meeting under Section 6.04(a), (3) approves or recommends an Acquisition Proposal, (4) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by Investar, (5) fails to publicly reconfirm the WFB Recommendation within three (3) Business Days of being requested to do so by Investar, or (6) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(g)    Acceptance of Superior Proposal. By WFB in connection with entering into a definitive agreement to effect a Superior Proposal after making an WFB Subsequent Determination in accordance with Section 6.09(e).

Section 8.02    Termination Fee.

(a)    In recognition of the efforts, expenses and other opportunities forgone by Investar while structuring and pursuing the Merger, WFB will pay to Investar a termination fee equal to $3,300,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Investar in the event of any of the following: (i) in the event Investar terminates this Agreement pursuant to Section 8.01(f), WFB will pay Investar the Termination Fee within one (1) Business Day after receipt of Investar’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal will have been made known to senior management of WFB or has been made directly to its shareholders generally or any Person will have publicly announced (and not withdrawn) an Acquisition Proposal with respect to WFB and (A) thereafter this Agreement is terminated (x) by either Investar or WFB pursuant to Section 8.01(c) because the Requisite WFB Shareholder Approval will not have been obtained or (y) by Investar pursuant to Section 8.01(d) and (B) prior to the date that is twelve (12) months after the date of such termination, WFB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then WFB will, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Investar the Termination Fee, provided, that for purposes of this Section 8.02(a)(ii), all references in the definition of Acquisition Proposal to “twenty percent (20%)” will instead refer to “fifty percent (50%),” and (iii) in the event WFB terminates this Agreement pursuant to Section 8.01(g), WFB will pay Investar the Termination Fee within one (1) Business Day after WFB’s notification of such termination.

(b)    WFB and Investar each agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Investar would not enter into this Agreement; accordingly, if WFB fails promptly to pay any amounts due under this Section 8.02, WFB will pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Investar (including reasonable legal fees and expenses) in connection with such suit. The amounts payable by WFB pursuant to Section 8.02 constitute liquidated damages and not a penalty.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, but without limiting the right of any Party to recover liabilities or damages arising out of the other Party’s fraud or willful and material breach of any provision of this Agreement, the Parties agree that if WFB pays or causes to be paid to Investar the Termination Fee in accordance with Section 8.02(a), WFB (or any successor in interest of WFB) will not have any further obligations or liabilities to Investar with respect to this Agreement or the transactions contemplated by this Agreement.

Section 8.03    Effect of Termination. Except as set forth in Section 8.02, in the event of termination of this Agreement by either Investar or WFB as provided in Section 8.01, this Agreement will forthwith become void and have no effect, and none of Investar, WFB, any of their respective Subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 8.03 and Article X will survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Investar nor WFB will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination.

ARTICLE IX

DEFINITIONS

Section 9.01    Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.09(a).

“Acquisition Transaction” has the meaning set forth in Section 6.09(a).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than WFB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“ASTM” has the meaning set forth in Section 6.01(z).

“Audited Financial Statements” has the meaning set forth in Section 4.07(a).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Merger Agreement” has the meaning set forth in the Recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Board Representatives” has the meaning set forth in Section 6.18.

“BOLI” has the meaning set forth in Section 4.31(b).

“Book-Entry Shares” means any non-certificated share held by book entry in WFB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of WFB Common Stock.

“Burdensome Condition” has the meaning set forth in Section 6.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

“Carryover PTO” has the meaning set forth in Section 6.11(c).

“Cash Consideration” means cash in an amount equal to the sum of (i) $7,200,000 plus (ii) the product of (A) each dollar of WFB Converted Principal multiplied by (B) $0.11.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of WFB Common Stock.

“Certificates of Merger” has the meaning set forth in Section 2.01(a).

“Claim” has the meaning set forth in Section 6.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.01(b).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Controlled Group Members” means, with respect to the applicable entity, any related organizations described in Code Sections 414(b), (c), or (m).

“Convertible Subordinated Debt” means the indebtedness evidenced by those certain Subordinated Promissory Notes Due 2025 and described in more detail on WFB Disclosure Schedule Section 4.02(c).

“Covered Employees” has the meaning set forth in Section 6.11(a).

“CRE Guidance” means Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, Federal Register, Vol. 71, No. 238, December 12, 2006, pp. 74580–74588.

“D&O Insurance” has the meaning set forth in Section 6.10(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Director Support Agreement” has the meaning set forth in the Recitals.

“Dissenting Share” has the meaning set forth in Section 3.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 2.01(a).

“Enforceability Exception” has the meaning set forth in Section 4.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the applicable entity, an organization that is related under Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Investar (which will be Investar’s transfer agent), and reasonably acceptable to WFB, to act as agent for purposes of conducting the exchange procedures described in Article III.

“Exchange Pool” means an aggregate number of shares of Investar Common Stock equal to the sum of (i) 3,955,334 plus (ii) the product of (A) each dollar of WFB Converted Principal multiplied by (B) 0.0425.

“Exchange Ratio” means the quotient of (i) the Exchange Pool divided by (ii) the aggregate number of issued and outstanding shares of WFB Common Stock (excluding WFB Cancelled Shares) immediately prior to the Effective Time, as the same may be adjusted pursuant to Section 3.08.

“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or Investar or its Subsidiaries (or their respective successors) or (ii) any Claim brought by Investar or its Subsidiaries (or their respective successors) against any Indemnified Party.

“Expiration Date” has the meaning set forth in Section 8.01(e).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 4.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements” has the meaning set forth in Section 4.07(a).

“FNB” has the meaning set forth in the Recitals.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of WFB Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 6.14.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Investar” has the meaning set forth in the preamble to this Agreement.

“Investar Bank” has the meaning set forth in the Recitals.

“Investar Common Stock” means the common stock, $1.00 par value per share, of Investar.

“Investar Common Stock Issuance” has the meaning set forth in Section 4.06(a).

“Investar Disclosure Schedule” has the meaning set forth in Article V.

“Investar Meeting” has the meaning set forth in Section 6.04(a).

“Investar Recommendation” will have the meanings set forth in Section 6.01(d).

“Investar Regulatory Agreement” has the meaning set forth in Section 5.11.

“Investar Reports” has the meaning set forth in Section 5.05(a).

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of Investar and WFB relating to the Investar Meeting and the WFB Meeting.

“Knowledge” means, with respect to WFB, the actual knowledge of the directors and executive officers of WFB and FNB, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to Investar, the actual knowledge of the directors and executive officers of Investar and Investar Bank, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“LBCA” has the meaning set forth in Section 1.01

“Leases” has the meaning set forth in Section 4.29(c).

“Letter of Transmittal” has the meaning set forth in Section 3.05.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 4.22(a).

“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect will not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects WFB and its Subsidiaries or Investar and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which WFB and Investar operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects WFB and its Subsidiaries or Investar and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which WFB and Investar operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the States of Louisiana and Texas affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects WFB and its Subsidiaries or Investar and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which WFB and Investar operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by WFB or Investar to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Investar Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 6.10(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the aggregate Per-Share Merger Consideration payable to Holders of WFB Common Stock hereunder.

“Nasdaq” means The Nasdaq Global Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 6.09(e).

“Notice Period” has the meaning set forth in Section 6.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of WFB and WFB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 4.22(c).

“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.

“Per-Share Cash Consideration” means the quotient of (i) the Cash Consideration divided by (ii) the aggregate number of issued and outstanding shares of WFB Common Stock (excluding WFB Cancelled Shares) immediately prior to the Effective Time.

“Per-Share Merger Consideration” has the meaning set forth in Section 3.01(c).

“Per-Share Stock Consideration” means a number of validly issued, fully paid and nonassessable shares of Investar Common Stock equal to the Exchange Ratio.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 6.01(z).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Investar in connection with the Investar Common Stock Issuance (including the Joint Proxy Statement/Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” has the meaning set forth in Section 4.06(a).

“Requisite Investar Shareholder Approval” means approval of this Agreement and the transactions contemplated hereby, including the issuance of Investar Common Stock as contemplated by this Agreement, by a vote (in person or by proxy) of the greater of (i) two-thirds of the voting power present in person or by proxy at the Investar Meeting; or (ii) a majority of the outstanding shares of Investar Common Stock entitled to vote thereon at the Investar Meeting.

“Requisite WFB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of two-thirds of the outstanding shares of WFB Common Stock entitled to vote thereon at the WFB Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“SRO” has the meaning set forth in Section 4.06.

“Subsidiary” means, with respect to any Party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Party. Any reference in this Agreement to a Subsidiary of WFB means, unless the context otherwise requires, any current or former Subsidiary of WFB.

“Superior Proposal” has the meaning set forth in Section 6.09(a).

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Company” has the meaning set forth in the Recitals.

“Tax” and “Taxes” means all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Returns” means any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a taxing authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“TBOC” has the meaning set forth in Section 3.01(d).

“TDB” means the Texas Department of Banking.

“Termination Fee” has the meaning set forth in Section 8.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Transaction Expenses” any transaction expenses related to the Merger, this Agreement and the transactions contemplated hereby, including (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the expected termination of any Material Contracts, including, but not limited to, the termination of any data processing contract following the Closing Date and any associated deconversion fees; (iv) amounts payable upon a change in control event under any WFB Material Contract; (v) the amount of any payments to be made or expenses to be incurred pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between WFB or FNB and any other Person, including upon termination of such agreements, regardless of whether payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; (vii) the amount of any additional accruals or costs to fully fund and liquidate any WFB Benefit Plan and to pay all related expenses and fees to the extent such termination is requested by Investar; and (vii) all costs associated with the assumption of the trust preferred and subordinated debt securities contemplated in Section 6.25.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 4.07(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” will have the meaning set forth in the Recitals.

“WFB” has the meaning set forth in the preamble to this Agreement.

“WFB Benefit Plans” has the meaning set forth in Section 4.15(a).

“WFB Cancelled Shares” has the meaning set forth in Section 3.01(b).

“WFB Common Stock” means the common stock, $1.00 par value per share, of WFB.

“WFB Converted Principal” means the amount of principal of the Convertible Subordinated Debt that was converted from indebtedness to shares of WFB Common Stock after December 31, 2024 up to the Effective Time.

“WFB Disclosure Schedule” has the meaning set forth in Article IV.

“WFB Employees” has the meaning set forth in Section 4.15(a).

“WFB Financial Advisor” has the meaning set forth in Section 4.14.

“WFB 401(a) Plan” has the meaning set forth in Section 4.15(c).

“WFB Insiders” has the meaning set forth in Section 6.22.

“WFB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of WFB and its Subsidiaries.

“WFB Loan” has the meaning set forth in Section 4.22(d).

“WFB Material Contracts” has the meaning set forth in Section 4.12(a).

“WFB Meeting” has the meaning set forth in Section 6.04(a).

“WFB Recommendation” has the meaning set forth in Section 6.04(b).

“WFB Regulatory Agreement” has the meaning set forth in Section 4.13.

“WFB Representatives” has the meaning set forth in Section 6.09(a).

“WFB Subsequent Determination” has the meaning set forth in Section 6.09(e).

ARTICLE X

MISCELLANEOUS

Section 10.01    Survival. No representations, warranties, agreements or covenants contained in this Agreement will survive the Effective Time, except for those agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time, including, without limitation, Section 6.10.

Section 10.02    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Investar Meeting or the WFB Meeting no amendment will be made which by Law requires further approval by the shareholders of Investar or WFB, as applicable, without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 10.03    Governing Law; Jurisdiction.

(a)    This Agreement will be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Louisiana, without regard for conflict of law provisions.

(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Louisiana (the “Louisiana Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Louisiana Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Louisiana Courts, (iii) waives any objection that the Louisiana Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.06.

Section 10.04    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04.

Section 10.05    Expenses. Except as otherwise provided in Section 8.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement will limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 10.06    Notices. All notices, requests and other communications hereunder to a Party, will be in writing and will be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices will be deemed effective upon delivery.

(a)          if to Investar, to:

Investar Holding Corporation

10500 Coursey Boulevard, 3rd Floor

Baton Rouge, Louisiana 70816

Attention:     John D’Angelo, President

E-mail:         john.dangelo@investarbank.com

with copies (which will not constitute notice to Investar) to:

Investar Holding Corporation

10500 Coursey Boulevard, 3rd Floor

Baton Rouge, Louisiana 70816

Attention:     Elizabeth A. Tranchina, General Counsel

E-mail:         elizabeth.tranchina@investarbank.com

and:

Fenimore Kay Harrison LLP

420 Nichols Road, Second Floor

Kansas City, Missouri 64112

Attention:     Stephanie E. Kalahurka

E-mail:         skalahurka@fkhpartners.com

(b)          if to WFB, to:

Wichita Falls Bancshares, Inc.

3801 Fairway Boulevard

Wichita Falls, Texas 76310

Attention:     Sam Beard, Chairman of the Board

E-mail:         sbeard@fnbtx.com

with a copy (which will not constitute notice to WFB) to:

Bradley Arant Boult Cummings LLP

1445 Ross Avenue, Suite 3600

Dallas, Texas 75202

Attention:     Robert N. Flowers

E-mail:         rflowers@bradley.com

Section 10.07    Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 6.10, Investar and WFB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 6.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the Knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.08    Severability. In the event that any one or more provisions of this Agreement will for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.09    Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.10    Interpretation.

(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference will be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text will control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)    The WFB Disclosure Schedule and the Investar Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, will be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule will be deemed disclosed for purposes of any other section of Article IV or Article V, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by either Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority will include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof, (b) included in the virtual data room of a Party prior to the date hereof, or (c) included in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished by Investar to the SEC and which is publicly available, and (ii) the word “or” is not exclusive.

(e)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 10.11    Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 10.11 will be void. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.12    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.13    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John D’Angelo
John D’Angelo
President and Chief Executive Officer

WICHITA FALLS BANCSHARES, INC.

By:	/s/ Sam Beard
Sam Beard
Chairman of the Board